UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CENTERLINE HOLDING COMPANY
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CENTERLINE HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
on
June 12, 2008

April 28, 2008

To the holders of common shares, special preferred voting shares and convertible preferred shares of Centerline Holding Company:

NOTICE IS HEREBY GIVEN THAT the 2008 annual meeting of the holders of the common shares of beneficial interest of Centerline Holding Company (“our Company”), the holders of Special Preferred Voting Shares of our Company and the holders of 11.0% cumulative convertible preferred shares, series A-1 of our Company will be held on Thursday, June 12, 2008 at 10:00 a.m. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, for the following purposes:

(1)
The election of three (3) trustees to our board of trustees each for a term of three years to expire in 2011 or their earlier removal or resignation and until their respective successors are elected and qualified;

(2)	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

(3)	The adjournment or postponement of the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the proposals; and

(4)	The transaction of such other business as may properly come before the meeting.

Our board of trustees recommends a vote “FOR” each of the proposals. The accompanying proxy statement contains additional information and should be carefully reviewed by shareholders.

Our board of trustees has fixed the close of business on April 14, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By Order of the Board of Trustees

Marc D. Schnitzer
Chief Executive Officer and President

IT IS MOST IMPORTANT THAT YOU VOTE YOUR COMMON SHARES OF BENEFICIAL INTEREST, SPECIAL PREFERRED VOTING SHARES OR CONVERTIBLE PREFERRED SHARES EITHER BY INTERNET, PHONE OR MAIL. IF YOU DECIDE TO DO SO BY MAIL, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

YOUR FAILURE TO PROMPTLY VOTE YOUR SHARES INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.

YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE MEETING, BUT YOU SHOULD VOTE BY INTERNET, PHONE OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

CENTERLINE HOLDING COMPANY

625 MADISON AVENUE

NEW YORK, NEW YORK 10022

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The accompanying form of proxy is solicited on behalf of the board of trustees (the “Board”) of Centerline Holding Company (which we refer to as “Centerline,” “our Company,” “we,” “our” or “us”) for use at the annual meeting of shareholders to be held Thursday, June 12, 2008 at 10:00 a.m. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, and at any adjournment or postponement thereof.  On or about April 28, 2008, we first mailed these proxy materials to holders of record of our common shares (“Common Shares”), Special Preferred Voting Shares (“Special Preferred Voting Shares”) and  11.0% cumulative convertible preferred shares, series A-1 (“11% Preferred Shares”) at the close of business on April 14, 2008.  Our executive offices are located at 625 Madison Avenue, New York, New York 10022 (telephone: (212) 317-5700).   Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 12,  2008 – This proxy statement and the Company’s 2007 Annual Report to stockholders are available at http://www.centerline.com in the “Investor Relations” section.

Common Shares, Special Preferred Voting Shares and 11% Preferred Shares represented by properly executed proxy cards received by us at or prior to the annual meeting will be voted according to the instructions you indicate on the proxy card.  If you do not give any instructions, the persons named on your signed proxy card intend to vote your Common Shares, Special Preferred Voting Shares and 11% Preferred Shares so represented “FOR” each of the proposals.

You may revoke your proxy and reclaim your right to vote by (i) delivering to our secretary a written notice of revocation bearing a later date than the date of the proxy at or prior to the annual meeting, (ii) delivering to our secretary a duly executed, subsequently dated proxy with respect to the same Common Shares, Special Preferred Voting Shares or 11% Preferred Shares at or prior to the annual meeting, or (iii) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, constitute revocation.  Any written notice revoking a proxy should be delivered at or prior to the annual meeting to the attention of the Secretary, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.

Our Board recommends a vote “FOR” each of the proposals.

As of April 14, 2008, our outstanding voting shares consisted of approximately 51,014,497 Common Shares, 2,797,870 restricted Common Shares, 14,131,465 Special Preferred Voting Shares and 11,216,628 11% Preferred Shares.  Each Common Share, restricted Common Share and Special Preferred Voting Share is entitled to one vote on all matters that may come before the annual meeting.  Each 11% Preferred Share is entitled to 1.0884 votes on all matters that may come before the annual meeting.  Also as of such date, our outstanding non-voting shares consisted of 998,336 Convertible Community Reinvestment Act Preferred Shares (the “Convertible CRA Shares”), which are convertible into 933,567 Common Shares, 5,553,734 Series A Convertible Community Reinvestment Act Preferred Shares (the “Series A CRA Shares”), of which 5,283,172 are convertible into 5,283,172 Common Shares, 2,160,000 4.40% Perpetual Convertible Community Reinvestment Act Preferred Shares (the “4.4% Convertible CRA Shares”, and together with the Convertible CRA Shares and the Series A CRA Shares, the “CRA Preferred Shares”), of which 1,060,000 are convertible into 1,916,124  Common Shares, 14,131,465 Special Common Units of Centerline Capital Company, LLC (“Special Common Units”), which are convertible into 14,131,465 Common Shares, and 267,755 Special Common Interests of Centerline/AC Investors LLC, which are convertible into 267,755 Common Shares.

PROPOSALS BEFORE THE MEETING

Proposal #1:  Election of Trustees

At the annual meeting, three trustees are to be elected for three-year terms expiring in 2011 or their earlier removal or resignation and until their respective successors are elected and qualified.  All of the nominees are currently trustees of our Company.  Our Board is organized into three classes, each with three-year terms, so only approximately one-third of its members stand for election each year.  Trustees are elected by a plurality of the votes cast (assuming the presence of a quorum consisting of a majority of holders of our Common Shares, Special Preferred Voting Shares and 11% Preferred Shares, whether present in person or by proxy).

The Board has adopted independence standards for Trustees that conform to the independence standards of the New York Stock Exchange (“NYSE”).  The Board has affirmatively determined that each of the nominees for election at the Annual Meeting, other than Mr. Schnitzer, is independent in accordance with these standards.

Unless holders of our Common Shares, Special Preferred Voting Shares and 11% Preferred Shares otherwise specify, the Common Shares, Special Preferred Voting Shares and 11% Preferred Shares represented by duly executed proxies will be voted “FOR” the indicated nominees for election as trustees. Our Board considered transactions, relationships, and arrangements between each director or any member of his or her immediate family and the company and its subsidiaries and affiliates.  Our Board has no reason to believe that any of the nominees will be unable or unwilling to continue to serve as a trustee if elected. However, in the event that any nominee should be unable or unwilling to serve, the Common Shares, the Special Preferred Voting Shares and the 11% Preferred Shares represented by proxies received will be voted for another nominee selected by our Board. Each of the nominees listed below has consented to being named as a Trustee nominee in this proxy statement.  Our Board recommends a vote “FOR” each of the listed nominees.

The following table sets forth information with respect to each nominee nominated to serve as a trustee for a term to expire in 2011.

Name of Trustee/ Nominee for Election	Age	Principal Occupation
Robert L. Loverd	66
Robert L. Loverd is a managing trustee (independent trustee) of our Company.  Mr. Loverd is the former Group Chief Financial Officer and a Founding Partner of MC European Capital (Holdings), a London investment banking and securities firm, which was established in 1995 and substantially sold in 2000.  Mr. Loverd has been a private investor since 2000.  From 1979 to 1994, Mr. Loverd held various positions in New York and London in the Investment Banking Department of Credit Suisse First Boston. Prior to that, Mr. Loverd was a shareholder in the International Investment Banking Department of Kidder, Peabody & Co. Incorporated. Mr. Loverd is a member of the Board of Directors of Harbus Investors. Mr. Loverd received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Loverd is the chairman of our nominating and governance committee and a member of our capital markets committee.

Marc D. Schnitzer	47
Marc D. Schnitzer is a managing trustee, Chief Executive Officer and President of our Company.  Mr. Schnitzer is also the Chairman of the board of trustees of American Mortgage Acceptance Company (“AMAC”) (AMEX: AMC), a publicly traded real estate investment trust managed by an affiliate of the Company. Mr. Schnitzer directs the day-to-day operations of the Company and is responsible for corporate development and strategic planning.  Mr. Schnitzer is a member of the Executive Committee of the Board of Directors of the National Multi Housing Council and a Vice President of the Affordable Housing Tax Credit Coalition. Mr. Schnitzer joined the Company’s predecessor in 1988 after receiving his Master of Business Administration degree from

The Wharton School of The University of Pennsylvania in December 1987. From 1983-1986, Mr. Schnitzer was a Financial Analyst with First Boston Corporation, an international investment bank. Mr. Schnitzer received a Bachelor of Science degree in business administration, summa cum laude, from the Boston University School of Management in 1983.

Thomas W. White	70
Thomas W. White is a managing trustee (independent trustee) of our Company. Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program, and negotiated swap and negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in a portfolio of mortgage-backed securities. Prior to joining Fannie Mae in November 1987, Mr. White served as an investment banker with Bear Stearns, Inc. He was also the executive vice president of the National Council of State Housing Agencies and chief underwriter for the Michigan State Housing Development Authority.  Mr. White also served as a state legislator in the state of Michigan. In July 2001, we hired Mr. White as a consultant.  Mr. White serves on the Board of Directors of Enterprise Community Investment, Inc. Mr. White is the chairman of our investment committee.

Proposal #2:  Ratification of Appointment of Independent Auditor

The audit committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and the Board has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s trust agreement, bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice.  If the shareholders fail to ratify the selection, the audit committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company.

Our Board recommends a vote “FOR” Proposal #2

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Board directs the management of the business of our Company but retains Centerline Affordable Housing Advisors LLC (“Centerline Advisors”) to manage our day-to-day affairs.  See “Centerline Advisors” below.

Meetings and Attendance

During 2007, our Board held twelve meetings, the audit committee held five meetings, the compensation committee held eight meetings, the nominating and governance committee held eleven meetings, the investment committee held fifteen meetings, and the capital markets committee held two meetings. The average attendance in the aggregate of the total number of Board and committee meetings was 88.8%, and no trustee attended fewer than 75% of the aggregate of all meetings of the Board and applicable committee meetings, except for Messrs. Ross, Blau and Halperin who attended approximately 58.3%, 74.1% and 73.7%, respectively, of the aggregate of all meetings of the Board and the committees on which they served.

Our Company does not have a formal policy requiring trustees to be present at annual meetings, although we do encourage their attendance.  Six of our eleven trustees attended the 2007 annual meeting.

Trustees and Executive Officers

As of the date of this proxy statement, the size of the Board is eleven members.  Janice Cook Roberts has announced her retirement from the Board after her term expires at the 2008 annual meeting.  As of that date, the Board has approved a reduction in the size of the Board to ten members.  The Board is subject to increase to twelve members at the option (exercisable under certain circumstances) of the holders of the Special Preferred Voting Shares.  So long as the holders of the Special Preferred Voting Shares own, in the aggregate, 7.5% or more of our outstanding voting securities, the Board may not have fewer than four non-independent trustees (five, if such holders exercise their right to increase the Board size to twelve), all of whom are nominated by the holders of the Special Preferred Voting Shares (see “—Nominating and Governance Committee” below).  In addition, so long as Related Special Assets LLC (“Related”), an affiliate of The Related Companies, L.P. (“TRCLP”), together with its affiliates and successors in interest, retain at least 50% of the 11% Preferred Shares, then we have agreed, subject to specified conditions, to take all actions necessary to cause the nomination by the Board of one representative designated by Related for election as an independent trustee to the Board by the holders of our Common Shares and any other shares entitled to vote with our Common Shares in the election of trustees to the Board.  In addition, upon certain defaults by us, the holders of a majority of the outstanding 11% Preferred Shares also have the right, together with holders of other securities having similar rights, to appoint two trustees to our Board for so long as such default is continuing. Upon the cure of such defaults, the two additional trustees would immediately cease to be trustees and the size of our Board would be reduced by two members.

As of the date of this proxy statement, our trustees and executive officers are as follows:

Name	Age	Offices Held	Independence	Year First Became Officer/Trustee	Term Expires
Stephen M. Ross	67	Managing Trustee, Non-Executive Chairman of the Board	Non-Independent	1999	2009
Marc D. Schnitzer	47	Managing Trustee, Chief Executive Officer and President	Non-Independent	2003	2008
Leonard W. Cotton	58	Managing Trustee, Vice Chairman of the Board	Non-Independent	2006	2009
Jeff T. Blau	40	Managing Trustee	Non-Independent	2003	2010
Robert J. Dolan	59	Managing Trustee	Independent	2007	2010
Nathan Gantcher	67	Managing Trustee	Independent	2003	2009
Robert A. Meister	66	Managing Trustee	Independent	2003	2010
Jerome Y. Halperin	77	Managing Trustee	Independent	2003	2009
Robert L. Loverd	66	Managing Trustee	Independent	2003	2008
Janice Cook Roberts*	48	Managing Trustee	Independent	2003	2008
Thomas W. White	70	Managing Trustee	Independent	2000	2008
Robert L. Levy	42	Chief Financial Officer	Not applicable	2006	Not applicable
James L. Duggins	49	Executive Managing Director	Not applicable	2006	Not applicable
Donald J. Meyer	57	Chief Investment Officer	Not applicable	2007	Not applicable
Nicholas A.C. Mumford	47	Executive Managing Director	Not applicable	2007	Not applicable
Paul G. Smyth	45	Senior Managing Director	Not applicable	2008	Not applicable
Andrew J. Weil	37	Executive Managing Director	Not applicable	2007	Not applicable

* Ms. Roberts has announced her intention to retire from our Board when her term ends at our 2008 annual meeting of shareholders

Biographical information with respect to Messrs. Loverd, Schnitzer and White is set forth under “PROPOSALS BEFORE THE MEETING; Proposal # 1: Election of Trustees” above.

Stephen M. Ross is the Non-Executive Chairman of the Board of our Company.  Mr. Ross is the founder, Chairman, Chief Executive Officer and Managing General Partner of TRCLP. Mr. Ross began his career working for the accounting firm of Coopers & Lybrand in Detroit as a tax attorney. Later, he moved to New York, where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments before founding TRCLP in 1972. Mr. Ross graduated from The University of Michigan School of Business with a Bachelor’s degree in Business Administration and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Law degree in Taxation from the New York University School of Law. Mr. Ross endowed the “Stephen M. Ross School of Business” at The University of Michigan. Mr. Ross is a member of the Executive Committee of the Board of Directors of the Real Estate Board of New York and is a trustee of the National Building Museum. Mr. Ross also serves on the Board of Directors of Kerzner International Ltd. (NYSE: KZL), Equinox Holdings, Inc. (an affiliate of TRCLP), the Juvenile Diabetes Research Foundation, the Jackie Robinson Foundation and the Guggenheim Museum.

Leonard W. Cotton is the Vice Chairman of our Board.  Mr. Cotton previously served as the Chief Executive Officer of Centerline REIT Inc. (formerly ARCap REIT, Inc., and together with its parent Centerline Investors LLC and its subsidiaries, “Centerline REIT”), which was acquired by our Company in 2006, and was Chairman and Chief Executive Officer of Centerline REIT’s predecessor REMICap.  During his tenure at Centerline REIT, Mr. Cotton was instrumental in establishing Centerline REIT as a nationally recognized commercial mortgage backed securities due diligence and acquisition firm. Mr. Cotton is a principal in Harbour Realty Advisors

(“Harbour”), which is engaged in real estate related special situation investment and commercial property management. Prior to joining Harbour in 1992, Mr. Cotton was engaged in a number of real estate related entrepreneurial endeavors, including acting as consultant on real estate workout strategies and the development of high-end residential property. Mr. Cotton has extensive experience in commercial real estate development. He started his career in 1972 with Citibank, working in commercial real estate lending and workout, including a term managing a $250 million real estate investment business in Sydney, Australia. Mr. Cotton received a Master of Business Administration from Columbia University and a Bachelor of Arts from Bowdoin College. He is the President of the CMSA Board of Governors and a member of the Board of Directors of The Real Estate Roundtable and a member of the Mortgage Bankers Association.  Mr. Cotton also serves on the board of trustees of Bowdoin College.

Jeff T. Blau is a managing trustee of our Company.  Mr. Blau also serves on the board of trustees of AMAC.   Mr. Blau is also a Managing Trustee and the President of TRCLP.  Over the past 15 years, Mr. Blau has been responsible for directing and overseeing new developments worth over $15 billion in virtually every sector of the real estate industry. In his position as President of TRCLP, Mr. Blau is responsible for new development origination and for strategic oversight of the firm’s affiliated group of companies. Mr. Blau completed his undergraduate studies at the University of Michigan and received his Masters Degree in Business Administration from the Wharton School of the University of Pennsylvania. Mr. Blau is an active member of numerous professional and charitable organizations and currently sits on the board of directors of the Doe Fund, the 14th Street Local Development Corporation / Business Improvement District, ABO, Equinox Holdings, Inc. (an affiliate of TRCLP) and the YMCA of Greater New York.  Mr. Blau is also a member of our investment committee.

Robert J. Dolan is a managing trustee (independent trustee) of our Company.  Mr. Dolan is the Dean of the Stephen M. Ross School of Business at the University of Michigan, a post he has held since 2001.  During his tenure at the University of Michigan, Mr. Dolan served as the Gilbert and Ruth Whitaker Professor of Business Administration.  Currently, he serves as the Stephen M. Ross Professor of Business, the President of the William Davidson Institute, the Chair of the University Development Subcommittee and an Executive Committee member of the Institute for Social Research.  Prior to joining the University of Michigan, Mr. Dolan spent 21 years as a Professor at the Harvard University Graduate School of Business and four years as an Assistant Professor at the University of Chicago Graduate School of Business.  Mr. Dolan has published eight text books on marketing management and has authored numerous journal articles for marketing and business publications.  Mr. Dolan received a Bachelor of Arts degree from Boston College, a Master of Science degree from the Graduate School of Management at the University of Rochester and his Ph.D. from the Graduate School of Management at the University of Rochester.  Mr. Dolan is a member of our audit committee and our compensation committee.

Nathan Gantcher is a managing trustee (independent trustee) of our Company.  Mr. Gantcher founded and since May of 2005 has been a Managing Member of EXOP Capital LLC. He was Co-chairman, President and Chief Executive Officer of Alpha Investment Management L.L.C. from 2002 until August 2004 when the firm was sold. Prior to joining Alpha Investment Management, Mr. Gantcher was a private investor from 1999 to 2001.  Mr. Gantcher served as Vice Chairman of CIBC Oppenheimer Corp. from 1997 to 1999. Prior to becoming Vice Chairman of CIBC Oppenheimer Corp., Mr. Gantcher served as Co-Chief Executive Officer of Oppenheimer & Co., Inc. Mr. Gantcher had been with Oppenheimer since 1968. Prior to joining Oppenheimer, he was an account executive with Young & Rubicam, the advertising firm, for four years. Mr. Gantcher recently retired as Chairman of the board of trustees of Tufts University, where he had been a member since 1983 and chairman for eight years. He is a member of the Council on Foreign Relations, a director of Mack-Cali Realty Corporation (NYSE:CLI), Liberty Acquisitions Holdings Corp., NDS Group plc and Liquidnet, Inc. and a former governor of the American Stock Exchange. Mr. Gantcher is a member of the steering committee of the Wall Street division of the U.J.A., a past director of the Jewish Communal Fund and a trustee of the Anti-Defamation League Foundation. Mr. Gantcher also is a member of the Board of Overseers at Columbia Business School. Mr. Gantcher received a Bachelor of Arts from Tufts University and a Masters in Business Administration from Columbia Business School. Mr. Gantcher is the chairman of our capital markets committee and compensation committee, and a member of our nominating and governance committee.

Jerome Y. Halperin is a managing trustee (independent trustee) of our Company.  Mr. Halperin is a retired partner of PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”), the international accounting firm, where he spent 39 years in varied positions. Mr. Halperin’s final position at PricewaterhouseCoopers was Chairman of the international actuarial, benefits and compensation services group. After his retirement from PricewaterhouseCoopers, Mr. Halperin was the president of the Detroit Investment Fund, a private investment fund established to stimulate economic growth in the city of Detroit. Currently, Mr. Halperin is a consultant on various real estate projects. He serves on the board of directors of several charitable organizations and was the Chairman of the Michigan Tax Forms Revisions Committee, a position he was appointed to by the Governor of the State of Michigan. Mr. Halperin is the co-author of “Tax Planning for Real Estate Transactions”. Mr. Halperin received a Bachelor of Business Administration from the University of Michigan and a Juris Doctor from Harvard Law School. Mr. Halperin is the chairman of our audit committee and is a member of our capital markets committee.

Robert A. Meister is a managing trustee (independent trustee) of our Company.  Mr. Meister is the Vice Chairman of Aon Risk Services Companies, Inc. (“Aon”), an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation and has served in this position since 1991. Prior to Aon, Mr. Meister was the Vice Chairman and a Director of Sedgwick James from 1985–1991 and the Vice Chairman of Alexander & Alexander from 1975–1985. Mr. Meister is a member of the board of directors of Ramco Gershenson Properties (NYSE: RPT) and Universal Health Services (NYSE: UHS) and serves on each company’s compensation committee. Mr. Meister has served on the board of directors of several charitable organizations. Mr. Meister received a Bachelor of Science degree in Business Administration from Pennsylvania State University. Mr. Meister is also a member of our nominating and governance committee and our compensation committee.

Janice Cook Roberts is a managing trustee (independent trustee) of our Company.  Ms. Roberts is a director of Kohlberg Kravis Roberts & Co. ("KKR"), where she is involved in investor relations and capital raising activities.   Prior to joining KKR, Ms. Roberts was the Co-Chief Executive Officer and Co-President of the New York City Investment Fund, which provides financial and strategic assistance to businesses located in New York City. Ms. Roberts joined the organization in 1996, and helped launch the Fund, which has raised over $100 million in capital and has invested in over 75 businesses since its inception. Prior to joining the New York City Investment Fund, Ms. Roberts was employed by MCA/Universal, serving as Executive Director of the International division from 1989-1996 and as Senior Auditor in the Corporate Internal Audit division from 1987-1989. Ms. Roberts was also Assistant Treasurer at Bankers Trust Company from 1982-1985, in which capacity she performed detailed financial analysis and modeling. Ms. Roberts received her Bachelor of Arts degree in Political Science and French from Amherst College and her Masters degree in Business Administration from the Harvard Graduate School of Business Administration. Ms. Roberts is a member of our audit committee and a member of our investment committee. Ms. Roberts has announced her intention to retire from our Board when her term ends at our 2008 annual meeting of shareholders.

Robert L. Levy is our Chief Financial Officer.  Mr. Levy is also the Chief Financial Officer of AMAC.  Mr. Levy is responsible for overseeing the Corporate Finance, Capital Markets, Accounting, Budgeting, Tax and Treasury departments.  Mr. Levy joined the Company in November of 2001 as the Director of Capital Markets.  From 1998 through 2001, Mr. Levy was a Vice President in the Real Estate Equity Research and Investment Banking Departments at Robertson Stephens, an investment banking firm in San Francisco.  Prior to 1998, Mr. Levy was employed by Prudential Securities in the Real Estate Equity Research Group and at the Prudential Realty Group, the real estate investment arm of the Prudential Insurance Company. He received his Masters in Business Administration from the Leonard N. Stern School of Business at New York University and his Bachelor of Arts from Northwestern University.

James L. Duggins is an Executive Managing Director of a subsidiary of our Company and is the Head of our Commercial Real Estate Group.  Mr. Duggins also is the Chief Executive Officer and a trustee of AMAC.  Mr. Duggins is responsible for overseeing the day-to-day operations of the Commercial Real Estate Group, as well as supervising Centerline’s Information Technology platform.  Mr. Duggins also serves as the Chief Executive Officer of Centerline REIT, which was acquired by Centerline in August, 2006.  Mr. Duggins co-founded REMICap, Centerline REIT’s predecessor, in April 1996. He was instrumental in the growth of Centerline REIT into an industry-leading investor and funds manager in subordinate Commercial Mortgage Backed Securities. Prior to undertaking that endeavor, he served as Managing Director of the Business Acquisition Group of Banc One Management and Consulting Corporation. He has been involved in various aspects of mortgage finance and commercial banking for twenty-three years. Mr. Duggins received a Master of Science in Finance in 1983, a Master of Business Administration in 1982, and a Bachelor of Arts in History in 1980 from Louisiana State University. He is a member of the Counselors of Real Estate, the CMSA, and the Mortgage Bankers Association, and serves on the board of trustees for the Center for Real Estate at the University of Wisconsin at Madison and on the Dean’s Advisory Council for the EJ Ourso College of Business at Louisiana State University.

Donald J. Meyer is the Chief Investment Officer of a subsidiary of our Company and of AMAC.  Mr. Meyer heads the Risk Policy Group, where his primary responsibilities include the oversight of all property and credit underwriting, transaction due diligence and insurance monitoring.  Mr. Meyer has twenty-nine years of real estate investment experience.  Prior to joining Centerline Advisors, Mr. Meyer was the Chief Investment Officer of Capri Capital Advisors, LLC, a pension fund advisory firm with over $2 billion in assets under management.  Mr. Meyer’s previous experience includes acting as the Managing Director and Head of the Capital Markets unit of Cohen Financial, a nationwide mortgage banking firm, the Managing Director and Chief Investment Officer of Capital Trust, an NYSE-listed mezzanine lender, and eighteen years at First National Bank of Chicago in a variety of assignments in both the real estate and corporate banking groups.  During his time at First National Bank of Chicago, Mr. Meyer served as Senior Credit Officer for the bank’s $7 billion loan portfolio, Head of the Real Estate Loan Workout Group in the early 1990s and Head of the Corporate Investments Unit responsible for high-yielding real estate assets.  Mr. Meyers holds a Bachelor of Science in Finance, with honors, from The University of Illinois.

Nicholas A.C. Mumford is an Executive Managing Director of a subsidiary of our Company and the Head of the Credit Risk Products Group. Mr. Mumford is primarily responsible for overseeing the day-to-day operations of the Credit Risk Products group and for pursuing new business opportunities. Prior to joining Centerline Advisors in 2007, Mr. Mumford managed the credit business at NATIXIS Capital Markets, formerly known as CDC Capital Markets. Mr. Mumford was employed at NATIXIS from 1999 to 2007.  He was previously employed at Lehman Brothers (1997-1999) and Citibank (1989-1997), where he started and managed the credit derivatives desk. Prior to working in the financial markets he served as an officer in the Canadian Army. Mr. Mumford has been a Chartered Financial Analyst since 1993. He received his Masters in Business Administration from the University of Western Ontario and his Bachelor in Engineering from The Royal Military College of Canada.

Paul G. Smyth is a Senior Managing Director of a subsidiary of the Company and the Head of the Portfolio Management Group. Mr. Smyth oversees the Primary Servicing, Special Servicing, Affordable Asset Management, Construction Monitoring and Portfolio Oversight functions. Mr. Smyth was previously President and Chief Operating Officer of Centerline REIT.  Mr. Smyth joined Centerline REIT in 2002, where he served as Managing Director of Capital Markets. Prior to joining Centerline REIT, he was Managing Director-Servicing for Banc One Mortgage Capital Markets, LLC (n/k/a ORIX Capital Markets, LLC) and oversaw its $50-billion Master/Special Servicing platform, inclusive of 40 sub-servicers and 80 servicing employees. He also served as a Senior Special Servicing Portfolio Manager at Banc One Mortgage Capital Markets. Prior to that, he was a Senior Vice President/Group Manager at Banc One New Hampshire Asset Management, where he managed a $450-million problem loan portfolio comprising over 2,000 commercial, franchise and real estate loans located throughout New England and along the east coast. From 1989 to 1992, he served as Vice President Real Estate Division of Bonnet Resources Corporation managing a $200-million problem loan/REO portfolio. He began his career in 1986 as a Credit Analyst and Vice President in the Real Estate Lending Division of Bank One Texas. Mr. Smyth received his Bachelor of Business Administration degree in Finance and Real Estate from Baylor University.

Andrew J. Weil is an Executive Managing Director of Centerline Advisors and the Head of the Affordable Housing Group. Mr. Weil is responsible for overseeing the day-to-day operations of the Affordable Housing Group, including the acquisition of properties with Low-Income Housing Tax Credits and the origination and structuring of institutional funds. Prior to joining Centerline Advisors’s predecessor in January 1994, Mr. Weil was a Financial Analyst for The Heights Management Company, where he specialized in the analysis of potential investments and property management. Mr. Weil received a Bachelor of Science degree in Economics with a concentration in Finance from The Wharton School of The University of Pennsylvania.

Committees of the Board of Trustees

Our Board has standing audit, compensation, nominating and governance, investment and capital markets committees. The functions of each committee are detailed below, and the committee charters for the audit, compensation and nominating and governance committees are available on our website at http://www.centerline.com in the “Investor Relations” section (under “Corporate Governance”). Please note that the information on our website is not incorporated by reference in this proxy statement.

Audit Committee

The audit committee’s duties include the periodic review of our financial statements and meetings with our independent registered public accounting firm. The ongoing administration of the Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company is overseen by the audit committee. The audit committee must have at least three members and be comprised solely of independent trustees. The audit committee held five meetings during the year ended December 31, 2007 and is currently comprised of Mr. Halperin (chair), Mr. Dolan and Ms. Roberts. Our Board has determined that all three committee members are independent within the meaning of the SEC rules and regulations and the listing standards of the NYSE.  In addition, our Board has determined that Mr. Halperin is qualified as an audit committee financial expert within the meaning of the SEC rules and regulations and the listing standards of the NYSE.

Compensation Committee

The compensation committee’s duties include the determination of the compensation of our named executive officers, the administration of the Company’s 1997 Amended and Restated Incentive Share Plan (the “1997 Plan”) and the Company’s 2007 Incentive Share Plan (the “2007 Plan”) (collectively, the “Incentive Share Plans”) and the review and approval of any material employment agreements. The compensation committee must have at least two members and be comprised solely of independent trustees. The compensation committee held eight meetings during the year ended December 31, 2007.  The compensation committee is currently comprised of Mr. Gantcher (chair), Mr. Dolan and Mr. Meister. The Board has determined that each of the forgoing trustees is independent within the meaning of the SEC rules and regulations and the listing standards of the NYSE.  The compensation committee’s report is set forth below under the heading “Compensation Discussion and Analysis” and contains additional information on the compensation committee’s processes and procedures for consideration of executive compensation.

Nominating and Governance Committee

The nominating and governance committee must have at least two members and be comprised solely of independent trustees. The nominating and governance committee is currently comprised of Mr. Loverd, Mr. Gantcher and Mr. Meister, each of whom the Board has determined is independent within the meaning of the SEC rules and regulations and the listing standards of the NYSE. The nominating and governance committee held eleven meetings during the year ended December 31, 2007.

The nominating and governance committee’s duties include recommending to the Board for its approval (subject to the conditions set forth below) the trustee nominees for election at any annual or special meeting of our shareholders and overseeing our compliance with legal and regulatory requirements pertaining to corporate governance, including the corporate governance listing requirements of the NYSE. In evaluating a candidate for trustee, the committee considers factors that are in the best interests of our Company and our shareholders, including:

(i)           business and/or technical experience and expertise relevant to the needs of our Company;

(ii)           leadership;

(iii)           diversity;

(iv)           ability to represent our shareholders; and

(v)           the independence and expertise standards mandated by the SEC rules and regulations, the listing standards of the NYSE and any other applicable federal or state law, rule or regulation.

The nominating and governance committee recommended (and our Board approved) all of the current independent trustee candidates to stand for election.  The holders of the Special Preferred Voting Shares nominated Mr. Schnitzer (see “Nominations/Appointment of Non-Independent Trustees” below).

The nominating and governance committee approved, on behalf of the Board, a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company that applies to our named executive officers and all other employees.  The ongoing administration of these two policies is overseen by the audit committee.

The nominating and governance committee’s duties also include reviewing, monitoring and approving any transaction by the Company in which a trustee or officer has a direct or indirect personal interest, overseeing compliance with the Future Relations Agreement between Centerline and TRCLP, which subjects TRCLP to certain non-competition provisions, and reviewing disputes that may arise from any of the agreements related to the Company’s acquisition of Centerline Advisors.

Shareholder Trustee Nominations. Pursuant to our by-laws, any shareholder entitled to vote at the annual meeting may submit a nomination for a trustee. Nominations by a shareholder must be given in a timely fashion and notice of the nomination must be given in writing to our Board. To be timely, a shareholder’s notice must be delivered to the Board at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if we have not previously held an annual meeting, notice by a shareholder to be timely may be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice must set forth as to each person whom the shareholder proposes to nominate for election or reelection as a managing trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of managing trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a managing trustee if elected). In the event that the number of managing trustees to be elected to the Board is increased and there is no public announcement naming all of the nominees for managing trustee or specifying the size of the increased Board made by us at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Board at our principal offices not later than the close of business on the tenth day following the day on which we first made such public announcement.

Nomination/Appointment of Non-Independent Trustees.  As required by the Certificate of Designation for the Special Preferred Voting Shares,  so long as the holders of the Special Preferred Voting Shares own, in the aggregate, 7.5% or more of our outstanding voting securities, holders of a majority of the outstanding Special Preferred Voting Shares will have the right, in lieu of our Board (or our nominating and governance committee thereof) to elect to our Board any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our Common Shares to also nominate their choices for the non-independent trustee nominees as set forth in the previous paragraph. After the date upon which the holders of the Special Preferred Voting Shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating and governance committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our Board) or to stand for election at any annual or special meeting.

The holders of the Special Preferred Voting Shares have approved an amendment to the Certificate of Designation to reduce the maximum number of non-independent trustees they are entitled to nominate or appoint, as applicable, to four trustees, subject to increase to the original maximum of six non-independent trustees if the Board size is subsequently increased.  In addition, the holders have the right to require the size of the Board to be increased to twelve members if such increase can be accomplished without the need for the Board to appoint or elect another independent trustee in order to comply with the New York Stock Exchange listing requirement that the Trust have a majority of Independent Trustees (i.e. a then-existing trustee that is a non-independent trustee can otherwise qualify as “independent” under such New York Stock Exchange listing requirement).

In addition, so long as Related, together with its affiliates and successors in interest, retains at least 50% of the 11% Preferred Shares, then we have agreed, subject to specified conditions, to take all actions necessary to cause the nomination by the Board of one representative designated by Related for election as an independent trustee to the Board by the holders of our Common Shares and any other shares entitled to vote with our Common Shares in the election of trustees to the Board.  In addition, the holders of a majority of the outstanding 11% Preferred Shares also have the right, together with holders of other securities having similar rights, upon certain defaults by us, together with other outstanding preferred shares with similar rights, to appoint two trustees to our Board for so long as such default is continuing. Upon the cure of such defaults, the two additional trustees will immediately cease to be trustees and the size of our Board will be reduced by two members.

Independent Trustee Vacancies. If there is any vacancy for independent trustees, replacement independent trustees will be nominated by the nominating and governance committee and subject to the approval of two-thirds of the trustees. The vacancy shall be filled by a majority vote of the trustees electing a nominated replacement independent trustee. All trustees have the right to recommend to the nominating and governance committee for its consideration their choices for the replacement independent trustee nominees. If there is no remaining independent trustee, any such vacancies will be filled by a majority of the remaining managing trustees.

Reduction in Board Size and Balancing of Trustee Classes.  On March 12, 2008, Janice Cook Roberts informed the Board that she would not stand for reelection as a trustee.  Ms. Roberts’ term as a trustee will end at the 2008 annual meeting of shareholders.  The Company’s trust agreement provides that the trustees will be classified, with respect to the terms for which they hold office, into three classes, as nearly equal in number as possible.  To avoid a potential imbalance in the trustee classes that would be caused by Ms. Roberts’ decision not to seek reelection to the Board, Robert L. Loverd, who was a trustee in the class of trustees whose terms end in 2009, resigned as a trustee and was reappointed by the Board to the class of trustees whose terms end in 2008.  As a result, Mr. Loverd has been nominated for reelection to the Board at the 2008 annual meeting of shareholders.  On March 12, 2008, the Board also approved a reduction in the size of the Board from eleven trustees to ten trustees effective on the date of the 2008 annual meeting of shareholders.

Investment Committee

The investment committee’s duties include the review and oversight of our Company’s investment policies and strategies and the review and approval of new product lines and investment transactions for which the executive officers of our Company are not otherwise delegated the authority to execute, pursuant to the investment committee’s charter. The investment committee must have at least three members. The investment committee held fifteen meetings during the year ended December 31, 2007 and is currently comprised of Mr. White (chair), Mr. Blau and Ms. Roberts.

Capital Markets Committee

The capital markets committee’s duties include the review of the annual capital plan, the review of our financing and hedging strategies and the approval of our debt and equity issuances and the debt and equity issuances of our subsidiaries. The capital markets committee must have at least three members. The capital markets committee held two meetings during the year ended December 31, 2007 and is currently comprised of Mr. Gantcher (chair), Mr. Loverd and Mr. Halperin.

Executive Sessions of Trustees

Executive sessions or meetings of independent trustees without management present are held regularly (at least four times a year).  During these sessions, the independent trustees may review matters such as strategic issues, progress with respect to the operating plan and variances therefrom, significant personnel matters, compensation issues, management succession issues as well as regulatory and legal issues.  From time to time the Chairman and/or Chief Executive Officer may be invited to join the executive session for a general discussion of relevant subjects.  In 2007, the independent trustees met in executive session four times.

Lead Trustee

The Board has appointed an independent trustee to serve in a lead capacity (the “Lead Trustee”) to coordinate the activities of the other independent trustees and to perform such other duties and responsibilities as the Board may determine. Currently the Lead Trustee is Mr. Loverd.  The role of the Lead Trustee includes:  calling and presiding at executive sessions of the independent trustees; functioning as principal liaison on Board-wide issues between the independent trustees and the Chairman; and participating in the flow of information to the Board.

Communication with Trustees

You may communicate directly with the Lead Trustee, the chairs of the committees of the Board or any or all members of the Board of our Company by sending correspondence to our Company’s Secretary at: Secretary, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022. The sender should indicate in the address whether it is intended for the entire Board, the independent trustees as a group, or to an individual trustee. Each communication intended for the Board or independent trustees received by the Secretary will be promptly forwarded to the intended recipients in accordance with the sender’s instructions.

Trustee Independence

Pursuant to NYSE listing standards, our Board has adopted a formal set of Categorical Standards for Determining Trustee Independence (the “Categorical Standards”) with respect to the determination of trustee independence. In accordance with these Categorical Standards, a trustee must be determined to have no material relationship with our Company other than as a trustee. The Categorical Standards specify the criteria by which the independence of our trustees will be determined, including strict guidelines for trustees and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Categorical Standards also limit commercial relationships of all trustees with the Company. All trustees are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.  The provisions of the Board Categorical Standards regarding trustee independence meet the listing standards of the NYSE.

In accordance with these Categorical Standards, the Board undertook its annual review of trustee independence. During this review, the Board considered transactions and relationships between each trustee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between trustees or any member of their immediate family (or any entity of which a trustee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Categorical Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the trustee is independent.

As a result of this review, the Board affirmatively determined that the following trustees are independent of the Company and its management under the criteria set forth in the Categorical Standards:  Robert J. Dolan, Nathan Gantcher, Jerome Y. Halperin, Robert L. Loverd, Robert A. Meister, Janice Cook Roberts and Thomas W. White.

In making these determinations, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and the trustees or companies or institutions at which some of our trustees are or have been officers. In each case, the amount of transactions from these companies in each of the last three years did not exceed the thresholds set forth in the Categorical Standards.

Other Corporate Governance Initiatives

We have adopted a Code of Business Conduct and Ethics as defined under the rules of the SEC, that applies to our executive officers and all professionals in finance and finance-related departments, as well as our trustees and officers and employees of our subsidiaries.

We regularly monitor developments in the area of corporate governance and continue to enhance our corporate governance structure based upon a review of new developments and recommended best practices. Our corporate governance materials, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy (which is incorporated in our Code of Business Conduct and Ethics) and charters for the audit, investment and nominating and governance committees may be found on our website at http://www.centerline.com in the “Investor Relations” section (under “Corporate Governance”). Copies of these materials are also available to shareholders upon written request to our Secretary, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.

Centerline Advisors

We and our subsidiaries operate our day-to-day activities utilizing the services and advice provided by our subsidiary, Centerline Advisors, subject to the supervision and review of our Board and our subsidiaries’ board of trustees (or directors), as applicable.

Executive Officers

As of the date of this proxy statement, the sole executive officers of Centerline Advisors were:

Name	Age	Office
Marc D. Schnitzer	47	Chief Executive Officer
Andrew J. Weil	37	Executive Managing Director

Biographical information with respect to Mr. Schnitzer may be found under “Proposal #1: Election of Trustees.”  Biographical information with respect to Mr. Weil may be found under “—Trustees and Executive Officers”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and trustees, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

During the fiscal year ended December 31, 2007, our trustees, executive officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that (a) each of the following executive officers inadvertently filed one Form 4 six days late:  Mr. Schnitzer, Mr. Cotton, Mr. Weil, Mr. Mumford, Mr. Duggins, Mr. Crouch, Mr. Cotton and Mr. Meyer, (b) Mr. Gantcher inadvertently filed two Form 4s one day late and (c) Mr. Levy inadvertently filed one Form 4 nine days late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The compensation committee of the Board has furnished the following report on compensation for fiscal 2007 for the executive officers named in the Summary Compensation Table in this proxy statement.  Throughout this proxy statement, such executives are referred to as the “named executive officers.”

Roles and Responsibilities

The primary purpose of the compensation committee is to conduct reviews of the Company’s general executive compensation policies and strategies and to oversee and evaluate the Company’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:

•
evaluating and approving goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the Chief Executive Officer;

•	evaluating and approving compensation levels of other executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers;

•	recommending to the Board compensation policies for independent trustees; and

•
reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the compensation committee by the Chief Executive Officer.

The role of the Chief Executive Officer is to provide reviews and recommendations for the compensation committee’s consideration, and to manage the Company’s executive compensation programs, policies and governance.  The Chief Executive Officer’s direct responsibilities include reviewing the effectiveness of the Company’s compensation programs, including competitiveness and alignment with the Company’s objectives and recommending compensation awards for named executive officers other than the Chief Executive Officer.

From time to time, the compensation committee may delegate decision-making to the Chief Executive Officer and other executives if compensation determinations are within specified thresholds established by the committee.  In addition, under the compensation programs approved by the compensation committee certain awards may be made by the Chief Executive Officer and Vice Chairman (see “Executive Compensation Philosophy and Process—Compensation Programs Under the 2007 Plans” below).

Since July 2006, the compensation committee has retained SMG Advisory Group LLC (the “Outside Consultant”) as its compensation consultant to assist in the development and evaluation of compensation policies and the compensation committee’s determination of compensation for executive officers.  The role of the Outside Consultant is to provide independent, third-party advice and expertise on executive compensation issues.

Executive Compensation Philosophy and Process

Overall Program Objectives

Our success depends on developing, motivating and retaining individuals who have the skills and expertise to lead our Company. The compensation committee evaluates both performance and compensation to ensure that the

Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  The Company designs its compensation programs to:

•
Encourage long-term focus on the ultimate objective of improving shareholder value.  Employees at a higher level have an increasing proportion of their compensation based on equity incentives tied to the long-term performance of the Company because they are in a position to have greater influence on long-term results.

•
Align executives’ interests with those of shareholders.  To that end, the compensation committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and share-based compensation.

•	Retain and recruit executive talent. To attract and retain highly skilled executives, we must remain competitive with the pay of other employers who compete with us for talent.

•
Reward performance.  Each year, we assess performance based on factors including growth in cash available for distribution to shareholders (“CAD”) (for years prior to 2008), growth in earnings per share and other business results, leadership, management skills and technical expertise.  Our compensation program should reward exemplary performance, and deliver less when performance lags.  For 2008, we have transitioned from CAD to other measures of performance that are more appropriate given the Company’s evolution as an alternative asset manager.

•
Focus all employees on company-wide results.  Our compensation programs should encourage employees to improve the performance of the whole company, not their particular groups, including growth in CAD (for years prior to 2008) and earnings per share.  To further this goal, the compensation committee approved the compensation programs under the 2007 Plan that focus on company-wide results:  the Annual Incentive Bonus Programs and the Outperformance Programs (see “—Compensation Programs Under the 2007 Plan” and “Fiscal Year 2008 Changes” below).

The Company seeks to achieve these objectives through three key compensation elements:

•	base salary;

•	annual bonus, which is a combination of cash and equity awards (restricted Common Shares or share options), which typically are subject to time-based vesting requirements; and

•
grants of long-term, equity-based compensation (i.e., longer-term compensation, such as restricted Common Shares or share options) pursuant to the Annual Incentive Bonus Programs and the Outperformance Programs, which are based on meeting performance objectives and are subject to time-based vesting requirements.

The Company also maintains incentive compensation plans in which designated employees participate in a pool comprised of shares of cash flow of certain investment funds managed by Centerline REIT, which are received by one of our subsidiaries after investors have received a specified return under the fund agreements.  In this proxy statement, we refer to these shares of cash flow as “promotes.”  The compensation plans are described below under the heading “Centerline REIT Incentive Compensation Plans.”

In June 2007, the shareholders of the Company  approved the 2007 Plan (see “—2007 Plan” below), which is intended to provide the Company with sufficient flexibility to implement new compensation programs intended to achieve two principal objectives:

•	strengthen the link between compensation and performance, measured at the Company-wide level; and

•	support the Company’s business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results by rewarding achievement.

The Compensation Committee’s Process

The compensation committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives.  Among those are:

•
Assessment of Company Performance and General Economic Factors.  The compensation committee evaluates the Chief Executive Officer’s performance, and the performance of other named executive officers, in light of the Company’s goals and objectives, and its overall performance in meeting those goals and objectives.  In establishing the compensation of the Chief Executive Officer and other named executive officers, the compensation committee considers various measures of Company and industry performance and general economic factors, but focuses primarily on growth in earnings per share (and for fiscal years prior to 2008, growth in CAD) and individual contributions to Company-wide performance. Each of the Annual Incentive Bonus Programs and the Outperformance Program apply a formulaic approach based on a percentage of CAD (in the case of the Annual Incentive Bonus Programs (for fiscal years prior to 2008)) or return to shareholders over a specified period (in the case of the Outperformance Program) to determine the size of the compensation pool available to pay bonuses or long-term incentive compensation.

•
The Company’s Actual 2007 CAD Results Caused a Reduction in Budgeted  Executive Compensation.  The Company’s actual CAD for 2007 was less than management’s budgeted 2007 CAD.  As more fully explained below, executive bonuses are paid from a bonus pool the size of which is calculated by applying pre-determined percentages to actual CAD results.  Because actual 2007 CAD was lower than budgeted 2007 CAD, the bonus pool available for executive officer bonuses was lower than it would have been if budgeted CAD had been achieved.  In addition, the compensation committee required management to reduce the bonuses of the named executive officers and other key executives by 5% year-to-year compared to 2006.  Note that the 5% reduction from 2006 applies to the sum of each named executive officer’s bonus reported for 2007 and stock awards that were made in early 2008 for 2007 performance, and that consequently will not be reported in the Summary Compensation Table until 2009.  See “—Compensation Programs Under the 2007 Plan” and “Principal Components of Executive Compensation for 2007—Annual Bonuses.”  Further, the Company has determined that it will negotiate amendments to the employment agreements of the named executive officers and other executive officers reducing their base salaries by 10% effective April 21, 2008 for the remainder of 2008 as part of an overall compensation expense reduction plan whose goal is to lower Company compensation expense in 2008 as compared to 2007.  See “Principal Components of Executive Compensation for 2007—Base Salary.”

•
Total Compensation Review. During 2006, the compensation committee reviewed the total compensation of the Chief Executive Officer, the Chief Financial Officer and other executive officers, including reviews of base pay, bonus, and equity incentives as well as perquisites and payments that would be required under various severance and change-in-control scenarios. In furtherance of this review, the compensation committee engaged the Outside Consultant to conduct a review of its total compensation program for the Chief Executive Officer and the Chief Financial Officer as well as for other executive officers.  The compensation committee does not engage in benchmarking of total compensation or elements thereof, but the Outside Consultant provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and the Chief Financial Officer and on the recommendations being made by the Company’s management for executives other than the Chief Executive Officer and the Chief Financial Officer.  Following the 2006 review, the compensation committee approved employment agreements for the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer during 2006, and for the remaining executive officers during 2007, after determining that these elements of compensation were reasonable in the aggregate.

•
Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer.  With respect to the Chief Executive Officer, the compensation committee reviews the Chief Executive Officer’s performance based on his achievement of Company goals and other leadership accomplishments.  The primary economic goal upon which the Chief Executive Officer’s performance is measured is growth in earnings per share (and prior to 2008, growth in CAD).  The compensation committee took the Chief Executive Officer’s performance and overall credit and real estate market conditions into account in reviewing and approving the discretionary elements of his 2007 compensation.  The Chief Executive Officer’s bonus was reduced by 5% compared to his 2006 bonus due to the decline in 2007 CAD, as more fully described below under “Annual Bonuses—Fiscal Year 2007 Decisions.”

•
Competitive Considerations.  In making compensation decisions with respect to each element of compensation, the compensation committee considers the competitive market for executives and compensation levels provided by comparable companies.  The compensation committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers.  Instead, the compensation committee uses market comparisons provided by the Outside Consultant as one factor in making decisions about compensation.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above.  Other than for those executives who will participate in the Outperformance Programs and the Annual Incentive Bonus Programs, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviewed information provided by the Outside Consultant to determine the appropriate level and mix of incentive compensation.

Timing of Decisions.   The compensation committee makes its decisions regarding the base salary of each named executive officer when it approves the employment agreement of such executive, which employment agreement may also provide for a long-term equity grant that vests over time.  The compensation committee’s procedure for timing of annual bonus equity grants (restricted Common Share awards and share options) is as follows:  the annual bonus equity grant date for all eligible employees, including named executive is in early March.  This date will be established by the Company and the compensation committee in advance—typically at the compensation committee’s February meeting.  In late February 2008, the compensation committee met and approved the dollar amounts of the executive officers’ bonuses with the number of shares of the non-cash portion of the bonuses to be determined on the close of business of March 7, 2008.  In the event of grants to new hires, the grants are effective on the first day of employment.  The Company does not time, or plan to time, its release of material non-public information for the purpose of affecting the value of executive compensation.

2007 Incentive Share Plan.

The shareholders approved the 2007 Plan at the annual meeting of shareholders held on June 13, 2007.  The 2007 Plan is designed to attract, retain and motivate employees and to provide incentives and rewards for superior performance. The 2007 Plan authorizes the granting of share options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units, and performance awards (collectively, the “Awards”) to employees, non-employee trustees, non-employees to whom an offer of employment has been extended and consultants, and includes the authority to grant Awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Subject to earlier termination by the Board, the 2007 Plan will terminate on June 13, 2017.

 The 2007 Plan provides that, subject to capital adjustments, the maximum number of the Company’s common shares that may be issued under the 2007 Plan for future Awards is equal to ten percent (10%) of the Total Shares (as defined below) outstanding as of the December 31st preceding any issuance of shares pursuant to an Award. “Total Shares” means (i) shares of beneficial interest (common and preferred) and (ii) other securities issued by the Company and its affiliates that have economic attributes similar to common shares, including, without limitation, the special common units, special membership units, and special common interests issued by the Company’s subsidiaries. Shares that are subject to any Award that expires, or is forfeited, cancelled, or becomes unexercisable under the 2007 Plan (as well as under the 1997 Plan, along with any shares that are not paid or delivered under either plan) will again be available for subsequent Awards, except as prohibited by law. Based on the foregoing formula, the total number of Awards that could be granted for the life of the plan is 7,542,645 shares, based on Total Shares of 75,426,453 as of December 31, 2007.

 The Board has delegated general administrative authority for the 2007 Plan to the compensation committee. Subject to the terms of the 2007 Plan, the compensation committee has express authority to determine who will receive awards, the number of shares, units or dollars to be covered by each Award, and the terms and conditions of Awards. The compensation committee has broad discretion to prescribe, amend, and rescind rules relating to the 2007 Plan and its administration, to interpret and construe the 2007 Plan and the terms of all Award agreements, and to take all actions necessary or advisable to administer the 2007 Plan. Within the limits of the 2007 Plan, the compensation committee may accelerate the vesting of any Award, allow the exercise of unvested Awards, and may modify, replace, cancel or renew Awards. The compensation committee has delegated authority to the Chief Executive Officer and the Vice Chairman to approve Awards to employees (other than executive officers designated by the compensation committee) under the compensation programs described below.

The foregoing description of the 2007 Plan does not purport to be complete and is qualified in its entirety by reference to the more detailed description of the 2007 Plan contained in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 23, 2007 in connection with the Company’s 2007 Annual Meeting of Shareholders, as well as the full text of the 2007 Plan (attached as Appendix A to the 2007 Proxy Statement).

Compensation Programs Under the 2007 Plan.

In 2007, the compensation committee established the following programs pursuant to which 2007 compensatory Awards were granted: the 2007 Outperformance Program (“2007 Outperformance Program”), and two Annual Incentive Bonus Programs (denominated as “A” and “B”) that provide for future Awards on terms the compensation committee has established.  It is not possible to determine at this time the amount or dollar value of Awards to granted under the 2007 Outperformance Prograrm because that depends on the Company’s future performance.

 The 2007 Outperformance Program is a three-year plan with an effective date of January 1, 2007. The value of an OPP award will be measured during the performance period, commencing on the effective date and ending on the valuation date of December 31, 2009 (or, earlier, upon a Change in Control (as defined in the 2007 Plan) or other circumstances as described in the 2007 Outperformance Program). Rewards in the form of participation percentages under the 2007 Outperformance Program represent a percentage of the value created for shareholders in excess of established performance thresholds. Generally, under the 2007 Outperformance Program, in the event that the Company’s total shareholder return (as determined under the 2007 Outperformance Program) to its holders of common shares during a three-year performance period beginning on January 1, 2007 exceeds 37.5%, then an aggregate outperformance pool comprising 11% of such excess shareholder value will be formed under the 2007 Outperformance Program, subject to a maximum pool of $25,000,000. The outperformance pool will be paid to participants in the form of restricted Common Share Awards which will vest 50% on each of the first two anniversaries of the end of the performance period, subject to the participant’s continued employment, except as otherwise provided in the 2007 Outperformance Program.  The 2007 Outperformance Program’s three-year plan commenced with a Common Share price of $21.47 in January, 2007.

The Annual Incentive Bonus Programs (each, an “Incentive Program”) establish cash bonus pools for the payment of annual bonuses of cash and restricted Common Shares to the Company’s employees. The Chief Executive Officer and Vice Chairman are responsible for making allocations of cash-based and/or share-based participation percentages under the Incentive Programs to employees who are not reporting persons for Securities and Exchange Commission Rule 16 purposes. Restricted Common Share grants are subject to accelerated vesting under certain conditions set forth in the 2007 Plan and the Incentive Program plan documents. The participants under Incentive Program “B” are members of the Company’s senior management team and participants under Incentive Program “A” are staff members. The determination of who will participate in which incentive plan may vary from year to year and will be determined by the compensation committee and/or the Chief Executive Officer and Vice Chairman. The compensation committee is responsible under Incentive Program “B” for making allocations of participation percentages to Rule 16 reporting persons.

 Incentive Program “A” provided for a cash bonus pool equal to 9.6% of the Company’s CAD for 2007, and for a share bonus pool (involving restricted or unrestricted Common Share Awards) equal to 1.37% of CAD for 2007. Incentive Program “B” provided for a cash bonus pool equal to 10.8% of CAD for 2007, and for a share bonus pool (involving restricted or unrestricted Common Share Awards) equal to 2.7% of CAD for 2007. Under each program, the compensation committee may change any or all of these fixed percentages at any time within three months after a future fiscal year begins (with the prior year’s percentages continuing in the absence of compensation committee action to make a change).  The executive bonus pool based on actual 2007 CAD was less than the Company’s projected bonus pool based on budgeted CAD due to the decline in CAD.  As a result, the 2007 bonuses paid to executives were less than the bonuses the Company had budgeted.

The foregoing description of the 2007 Outperformance Program and the Incentive Programs does not purport to be complete and is qualified in its entirety by reference to the more detailed description of such plans contained in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 23, 2007 in connection with the Company’s 2007 Annual Meeting of Shareholders, as well as the full text of the 2007 Outperformance Program and the Incentive Programs (attached as exhibits 10.2, 10.3 and 10.4 to the Company’s Report on Form 8-K filed on June 19, 2007).

Principal Components of Executive Compensation for 2007

For 2007, the principal components of compensation for named executive officers were:

•	base salary;

•
annual bonus, which is a combination of cash and equity awards (restricted Common Shares), which typically are subject to time-based vesting requirements and which are issued in accordance with Incentive Compensation Program B; and

•	grants of long-term, equity-based compensation (restricted Common Shares), which are subject to time-based vesting requirements, pursuant to the 2007 Outperformance Program.

The compensation committee believes that this program balances both the mix of cash and equity compensation, and the mix of currently-paid and longer-term compensation in a way that furthers the compensation objectives discussed above. Following is a discussion of the committee’s considerations in establishing each of the components for the named executive officer.

Base Salary

Purpose.  The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year.  The objective of base salary is to reflect job responsibilities, value to the Company and individual performance with respect to market competitiveness.

Considerations.  The base salaries of the named executive officers are determined by employment agreements with those officers.  The base salaries and the amounts of any increases to base salaries are determined by the compensation committee based on a variety of factors, including:

•	the nature and responsibilities of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).

Fiscal Year 2007 Decisions.  The named executive officers are employed pursuant to employment agreements approved by the compensation committee which provide for annual base salaries.  These employment agreements are described under “Employment Agreements of Named Executives Officers” below.

Effective January 1, 2007, Mr. Schnitzer, our Chief Executive Officer, entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Schnitzer received an annual base salary of $625,000 for 2007.  The compensation committee approved the increase in light of Mr. Schnitzer’s promotion to Chief Executive Officer from President of the Company, and the resulting increase in his responsibilities as well as his performance as Chief Executive Officer.  Pursuant to his employment agreement, Mr. Schnitzer base salary is scheduled to increase to $675,000 in 2008 and $725,000 in 2009.

During August 2007, Centerline Capital Group Inc. (“CCG”), a subsidiary of the Company, entered into employment agreements with Mr. Cotton and Mr. Duggins, the founders of Centerline REIT, which provide for Mr. Cotton to receive an annual base salary of $500,000 and for Mr. Duggins to receive an annual base salary of $400,000.  The compensation committee approved their employment agreements, including base salaries,  based on the recommendations of the Chief Executive Officer and on their prospective positions and responsibilities as executives of the Company.

During November 2006, Mr. Levy entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Levy serves as our Chief Financial Officer and receives a base salary of $325,000.

The Company has determined that it will negotiate amendments to the employment agreements of the named executive officers and other executive officers reducing their base salaries by 10% effective April 21, 2008 for the remainder of 2008 as part of an overall compensation expense reduction plan whose goal is to lower Company compensation expense in 2008 as compared to 2007.

 Any future merit-based or market-based increases to salaries of named executive officers will be based on the compensation committee’s assessment of the individual’s performance, the Company’s performance, competitive positioning (comparing the Company’s salary structure with salaries paid by comparable companies) and general economic factors.  Specific considerations are expected to include growth in earning per share, increased total return to shareholders and contributions to Company-wide achievement.  The base salaries of the named executive officers cannot be modified without approval of the compensation committee.

Annual Bonuses

Purpose.  The Company provides annual bonuses paid part in cash and part in equity awards that typically vest over a period of time.  The objective of the program is to compensate individuals for performance and contributions to the success of the Company.  The restricted share portion of the annual bonus of the Company’s executive officers are issued pursuant to Incentive Program “B”, which is more fully described above (see “Executive Compensation Philosophy and Process—Compensation Programs Under the 2007 Plan”).

Considerations.  The bonuses our executives receive in large part depend on the executives’ individual performance and level of responsibility.  Consistent with our executive compensation philosophy, we allocate a significant percentage of annual bonus compensation to equity awards that vest over several years to align the compensation of named executive officers with the long-term performance of the Company and return to shareholders.  In determining bonuses, the compensation committee assesses the performance of the Chief Executive Officer and other key executives, taking into account the recommendations of the Chief Executive Officer (other than with respect to the Chief Executive Officer’s bonus) and reviews comparable market data compiled by the Outside Consultant.

Fiscal Year 2007 Decisions.  For fiscal 2007, the compensation committee determined the aggregate amount of the annual bonus for the named executive officers based on the Company’s CAD performance and the compensation committee’s subjective evaluation of their individual performance during 2007.  The compensation committee required management to reduce the bonuses of the named executive officers and other key executives by 5% year-to-year compared to 2006 due to the year-to-year decline in CAD.

The compensation committee approved the annual bonuses of the Chief Executive Officer, the Chief Financial Officer and the other named executive officers on February 29, 2008, each of whom received a combination of cash bonuses and restricted Common Shares as set forth in the table below.

Executive Officer	Cash Bonus	Value of Restricted Common Shares	Number of Restricted Common Shares
Marc D. Schnitzer	$1,100,000	$300,000	67,721
Robert L. Levy	$670,000	$170,000	38,375
Leonard W. Cotton	$760,000	$200,000	45,147
James L. Duggins	$745,000	$200,000	45,147
Christopher G. Crouch	$440,000	$160,000	36,118

The compensation committee set the relative percentage of cash and Common Shares awards constituting the annual bonuses of the named executive officers at approximately 80% cash and 20% (or more) in restricted Common Shares to ensure that a significant portion such compensation would vest over time to encourage retention, and economically align the interests of the executives with the long-term interests and goals of the Company.

Long-Term Incentive Compensation

Purpose.  The Company issues equity awards to the named executive officers for the purpose of aligning compensation for named executive officers over a multi-year period directly with the interests of shareholders of the Company.  These equity awards are also issued to motivate and reward the creation and preservation of long-term shareholder value.  For fiscal year 2007, the Company has (a) issued part of the annual bonuses paid to certain named executive officers in the form of restricted Common Shares (see “Annual Bonus—Fiscal Year 2007 Decisions” above), and (b) issued Participation OPP Letters (grants under the Outperformance Plan) to each of the named executive officers (and other executive officers as well) under its 2007 Outperformance Program (see “—2007 Outperformance Program Awards” below).

Restricted Common Shares.  The number of restricted Common Shares or options granted to executive officers, including the Chief Executive Officer, is based on individual performance and level of responsibility. For this purpose, the compensation committee measures performance the same way as described above for cash bonuses. Our view is that long-term incentive awards should be sufficient in size to provide a strong incentive for executives to work for long-term business interests. Restricted Common Shares granted as long-term incentive compensation to named executive officers generally vest over the course of three years, with one-third of the grant vesting on each anniversary.  In the event of grants to new hires, the grants are effective on the first day of employment.

2007 Outperformance Program Awards.

In August 2007, the Company issued Participation OPP Letters under its 2007 Outperformance Program to the named executive officers and other officers of the Company.   The table below sets forth the participation percentages grants to the named executive officers and the maximum dollar amount of restricted Common Shares that could be issued to each executive under the Outperformance Program. The allocations for the Company’s executive officers were recommended by the Chief Executive Officer and approved by the compensation committee based on the Chief Executive Officer’s view of appropriate long-term incentives for retaining effective management.  Under the 2007 Outperformance Program, the executives will not receive any compensation unless the Company’s total return to shareholders during the three-year period beginning on January 1, 2007 exceeds 37.5%, subject to limitation set forth in the 2007 Outperformance Program’s governing documents.  If that benchmark is achieved, then an aggregate outperformance pool comprising 11% of such excess shareholder value will be formed under the 2007 Outperformance Program, subject to a maximum pool of $25,000,000, and the executives will be eligible to receive awards of restricted Common Shares whose value at the time of grant will be based on the executives respective percentage interests in the pool.  The restricted Common Share grants will be subject to a two-year vesting schedule (50% of the grant vesting on each of the first two anniversaries of the grant).

Executive Officer	2007 OPP Percentage Interests	Maximum Award
Marc D. Schnitzer	7.0%	$1,750,000
Robert L. Levy	5.2%	$1,300,000
Leonard W. Cotton	7.0%	$1,750,000
James L. Duggins	5.2%	$1,300,000
Christopher G. Crouch	5.2%	$1,300,000

Share Options.  Share options align employee incentives with shareholders because options have value only if the share price increases over time. The Company’s 10-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key employees because they typically vest ratably over the course of three years and, if not exercised, are forfeited if the employee leaves the Company before retirement.  The compensation committee will not grant share options with exercise prices below the market price of the Company’s Common Shares on the date of the grant, which under the 2007 Plan will be the closing price of Common Shares on the issuance date.  The Company will not reduce the price of options (except in connection with adjustments to reflect recapitalizations, shares or extraordinary dividends, share splits, mergers, spin-offs and similar events permitted by the 2007 Plan).  Likewise, if the Common Share price declines after the grant date, we do not replace options.  Because of the compensation committee’s decision to rely on restricted shares and OPP awards in 2007, the Company did not issue any options to named executive officers in 2007.

Mix of Restricted Common Shares and Share Options.  Although the Company has the discretion to issue share options to executive officers, and may do so in the future, the Company did not issue any share options to the named executive officers as part of their fiscal 2007annual bonuses, and instead issued only long-term awards in the form of restricted Common Shares pursuant to Incentive Plan “B”.

Fiscal Year 2007 Decisions.  The Company issued two types of long-term grants to the named executive officers:  (a) the grants of restricted Common Shares that constituted a portion of their bonus for 2007 performance (granted in March 2008) (in addition, Mr. Schnitzer received a restricted share grant when we entered into his employment agreement), and (b) the Participation OPP Letters under the 2007 Outperformance Program (granted in August 2007).  The annual bonus grants and the OPP participations are described above (see “Annual Bonuses—Fiscal Year 2007 Decisions” and “—2007 Outperformance Program Awards”).

Fiscal Year 2008 Changes

The compensation committee is evaluating whether to commence a 2008 Outperformance Performance Plan, and will consult with the Compensation Consultant regarding the design of the plan.

Perquisites

The Company does not provide significant perquisites or personal benefits to the named executive officers, except as follows:

•
The Company provides an automobile allowance to (i) Mr. Schnitzer of $25,000 per year, payable in monthly installments, (ii) Mr. Levy of $1,500 per month, (iii) Mr. Cotton of $1,500 per month; and (iv) Mr. Duggins of $1,500 per month.

•
The Company provides life insurance coverage to (i) Mr. Schnitzer in the amount of $3,000,000; (ii) Mr. Levy in the amount of $500,000; (iii) Mr. Cotton in the amount of $3,000,000; and (iv) Mr. Duggins in the amount of $3,000,000.

•	Mr. Schnitzer receives reimbursement for the preparation of income tax returns.

•	The Company provides supplemental long term disability insurance coverage providing benefits to age 65 to each of the named executive officers in the amount of $15,000 per month.

•
During 2007, the Company paid the named executive officers distributions with respect to non-vested share grants as follows:  $265,750 for Mr. Schnitzer, $142,564 for Mr. Levy, $401,630 for Mr. Cotton, $401,630 for Mr. Duggins, and $225,669 for Mr. Crouch.

•	During 2007, the Company paid rent in the amount of $26,006 for an apartment used by Mr. Cotton and other executives when they are in New York for Company business.

Severance Benefits

The Company has entered into employment agreements with the named executive officers that provide for severance payments and other benefits if their employment is terminated under certain circumstances, including in connection with a change in control of the Company.  These severance provisions are designed to promote stability and continuity of senior management and the compensation committee considers them to be fair and appropriate.  Information regarding applicable payments under such agreements for the named executive officers is provided below under the heading “Potential Payments Upon Termination or Change in Control.”

Centerline REIT Incentive Compensation Plans

Centerline REIT and its subsidiaries sponsor and manage funds that invest in high-yield real estate instruments.  These subsidiaries earn promotes (shares of cash flow) from equity investments in the sponsored funds.  Centerline REIT has established incentive compensation plans that pool a portion of the promotes earned by our subsidiaries from the funds. Under the incentive compensation plans, participants are eligible to earn units over the life of the respective funds. A participant is eligible for payments under the plans based on the participant’s proportionate number of units owned at the time Centerline REIT receives payment of the promotes.  A participant who voluntarily terminates or is terminated with cause will forfeit participation in the plans with forfeited units being available for reallocation.  A participant who dies, becomes disabled, terminates for good reason or upon normal retirement, or is terminated without cause will be entitled to retain units allocated to him/her and participate in the future receipt of promotes under the plans.  In the event of a participant’s death, payments will be made to his/her designated beneficiary or the participant’s estate if the participant fails to designate a beneficiary.  A designated beneficiary or heirs, as the case may be, will be treated as a participant under the plans.  Future awards, or lack thereof, may potentially alter the proportionate share of units owned by a participant.  The amount of future payments, if any, under the incentive compensation plans is entirely dependent on both  the participant’s proportionate share of the number of units in the plans, and on the promotes received by Centerline REIT.  There is no guarantee as to the amount that may be received by Centerline REIT.

Other Matters

Share Retention Guidelines; Hedging Prohibition

Share retention guidelines help to foster a focus on long-term growth. We expect our executive officers to retain all net shares received from share options and performance awards, net of taxes, for at least one year. Consistent with this objective, equity awards generally are issued in the form of restricted Common Shares that are subject to vesting schedules, and that are subject to forfeiture if the executive leaves the Company prior to vesting, except by reason of termination without cause, death, disability, or retirement. Employees are not permitted to hedge their economic exposure to the Common Shares that they own.

Deductibility Cap on Executive Compensation

Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals as reflected in the summary compensation table below. We may be prohibited under U.S. federal income tax law from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the named executive officers listed in the summary compensation table below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements

Executive Compensation Recovery Policy

The compensation committee has adopted as part of the 2007 Plan an executive compensation recovery policy applicable to executive officers. Under this policy, the Company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2007, the compensation committee consisted of Mr. Gantcher, Mr. Meister and Mr. Dolan.  No compensation committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.  No compensation committee member was employed by the Company as an officer or employee during 2007.  No executive officer of the Company serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or the compensation committee.  The Company’s executive officers routinely provide the compensation committee with recommendations regarding incentives, including the 2007 Plan and the compensatory programs described above.  They may participate in discussions of proposed plans and arrangements, but have no vote with respect to their individual awards or compensation.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Nathan Gantcher, Chairman
Robert A. Meister
Robert J. Dolan

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by referenced this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report and Audit Committee Report are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006 (but only for 2007 for Mr. Crouch because he was not a named  executive officer in 2006).

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Marc D. Schnitzer	2007	$622,769	$1,100,000	$2,257,344	$156,900	$--	$--	$368,178	$4,505,191
President &	2006	$544,123	$750,000	$384,299	$355,361	$--	$--	$112,003	$2,145,786
Chief Executive
Officer

Robert L. Levy	2007	$336,058	$670,000	$812,699	$--	$--	$--	$172,028	$1,990,785
Chief	2006	$200,000	$650,000	$257,352	$--	$--	$--	$47,408	$1,154,760
Financial
Officer

Leonard W. Cotton (4)	2007	$499,616	$1,391,372	$2,117,526	$--	$--	$--	$446,164	$4,454,677
Vice	2006	$163,462	$386,205	$968,715	$--	$--	$--	$127,854	$1,646,236
Chairman

James L. Duggins (4)	2007	$399,615	$1,376,372	$2,115,450	$--	$--	$--	$443,087	$4,334,524
	2006	$125,769	$385,455	$968,715	$--	$--	$--	$119,984	$1,599,923
Executive
Managing
Director

Christopher G. Crouch (4)	2007	$299,615	$690,508	$1,191,265	$--	$--	$--	$245,559	$2,426,947

Senior
Managing
Director

(1)
With respect to Mr. Cotton, Mr. Duggins and Mr. Crouch, the amounts in column (d) include the payments to the named executive officer under a plan by which certain employees participate in the profits we realize from investment funds we sponsor (see “Centerline REIT Incentive Compensation Plans” above).

(2)
The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123(revised 2004), Share-Based Payment, (“FAS 123 (R)”) of awards pursuant to the 1997 Plan and the 2007 Plan and thus may include amounts from awards granted in and prior to 2006.

(3)	The amount shown in column (i) reflects for each named executive officer:

Name	Year	401(k) matching contribu- tions	Long term disability and other insurance benefits	Distribu-tions with respect to non-vested share grants	Tax preparation and financial planning	Automobile or transportation allowances	Apart- ment rental	Total
Marc D.	2007	$11,250	$214	$265,750	$64,500	$25,000	$--	$368,178
Schnitzer	2006	$6,000	$--	$46,360	$39,000	$20,643	$--	$112,003

Robert L. Levy	2007	$11,250	$214	$142,564	$--	$18,000	$--	$172,028
	2006	$6,000	$--	$39,908	$--	$1,500	$--	$47,408

Leonard W.	2007	$11,250	$15,515	$401,630	$--	$17,769	$26,006	$446,164
Cotton	2006	$6,000	$18,676	$107,101	$--	$2,077	$--	$127,854

James L.	2007	$11,250	$12,208	$401,630	$--	$18,000	$--	$443,087
Duggins	2006	$6,000	$10,806	$107,101	$--	$2,077	$--	$119,984

Christopher G.	2007	$11,250	$8,640	$225,669	$--	$--	$--	$245,559
Crouch

(4)
Mr. Cotton and Mr. Duggins became named executive officers upon our acquisition of Centerline REIT on August 15, 2006.  All amounts shown for 2006 reflect compensation earned from August 15 to December 31, 2006.  Mr. Crouch became a named executive officer on April 3, 2007.  The table above does not include payments made to Mr. Cotton, Mr. Duggins and Mr. Crouch pursuant to the settlement of shares they sold as part of Centerline’s purchase of ARCap Investors L.L.C. (“ARCap”) in 2006, the value of which shares were recorded as compensation cost by ARCap prior to the acquisition.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Marc D. Schnitzer	2/1/2007	—	—	—	—	—	—	142,045	—	—	$3,031,240
	3/1/2007	—	—	—	—	—	—	39,349	—	—	$761,010
Robert L. Levy	3/1/2007	—	—	—	—	—	—	13,116	—	—	$253,663
Leonard W. Cotton	—	—	—	—	—	—	—	—	—	—	—
James L. Duggins	—	—	—	—	—	—	—	—	—	—	—
Christopher G. Crouch	—	—	—	—	—	—	—	—	—	—	—

(1)	The amounts shown in column (i) reflect the number of shares granted to each named executive officer pursuant to the Incentive Share Plans.

(2)	The amounts shown in column (l) reflect the grant date fair value of share and option awards as determined in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Marc D. Schnitzer	147,176	73,589	—	$24.44	1/3/2015	200,467	$1,527,559	—	—
	64,082	128,163	—	$22.03	1/3/2016	—	—	—	—
Robert L. Levy	—	—	—			68,565	$522,465	—	—
Leonard W. Cotton	—	—	—			191,252	$1,457,340	—	—
James L. Duggins	—	—	—			191,252	$1,457,340	—	—
Christopher G. Crouch						107,461	$818,853

(1)	The options granted to Mr. Schnitzer vest at a rate of 33 1/3% per year over the first three years of the ten-year option term.

OPTION EXERCISES AND STOCK VESTED

None of the Company’s named executive officers exercised any share options during the fiscal year ended December 31, 2007.

(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Marc D. Schnitzer	—	—	12,265	$264,433
Robert L. Levy	—	—	23,181	$320,840
Leonard W. Cotton	—	—	63,751	$867,651
James L. Duggins	—	—	63,751	$867,651
Christopher G. Crouch	—	—	35,821	$487,524

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Each named executive officer has an employment agreement that provides for severance payments and other benefits, including automatic vesting of unvested equity awards, if the executive’s employment is terminated on specified grounds.  The table below reflects the amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Potential Payments Upon Termination of Employment (As Per Employment Agreements)

	Cash Severance Payment ($)	Continuation of Medical/ Welfare Benefits (present value)($)	Acceleration and Continuation of Equity Awards($)	Excise Tax Gross-Up($)	Total Termination Benefits($)

Marc D. Schnitzer(1)
• Termination Upon Death	2,025,000	-	1,527,559	-	3,552,559
• Termination Upon Disability	2,025,000	18,297	1,527,559	-	3,570,856
• Termination With Cause or Without Good Reason	-	-	-	-	-
• Termination Without Cause or For Good Reason	2,025,000	18,297	1,527,559	-	3,570,856
• Termination in Connection With a Change of Control	4,050,000	36,594	1,527,559	1,835,073	7,449,226
Robert L. Levy(2)
• Termination Upon Death	1,165,000	-	522,465	-	1,687,465
• Termination Upon Disability	1,165,000	16,834	522,465	-	1,704,299
• Termination With Cause or Without Good Reason	-	-	-	-	-
• Termination Without Cause or For Good Reason	1,165,000	16,834	522,465	-	1,704,299
• Termination in Connection With a Change of Control	1,910,000	33,668	522,465	-	2,466,133
Leonard W. Cotton(3)
• Termination Upon Death	1,460,000	16,301	1,888,060	-	3,364,361
• Termination Upon Disability	1,460,000	24,233	1,888,060	-	3,372,293
• Termination With Cause or Without Good Reason	-	-	-	-	-
• Termination Without Cause or For Good Reason	1,460,000	24,233	1,888,060	-	3,372,293
•Termination in Connection With a Change of Control	2,440,000	48,466	1,888,060	-	4,376,526
James L. Duggins(4)
• Termination Upon Death	1,345,000	16,301	1,888,060	-	3,249,361
• Termination Upon Disability	1,345,000	23,109	1,888,060	-	3,256,169
• Termination With Cause or Without Good Reason	-	-	-	-	-
• Termination Without Cause or For Good Reason	1,345,000	23,109	1,888,060	-	3,256,169
• Termination in Connection With a Change of Control	2,217,500	46,218	1,888,060	-	4,151,778
Christopher G. Crouch(5)
• Termination Upon Death	900,000	16,012	991,141	-	1,907,153
• Termination Upon Disability	900,000	16,936	991,141	-	1,908,077
• Termination With Cause or Without Good Reason	-	-	-	-	-
• Termination Without Cause or For Good Reason	900,000	16,936	991,141	-	1,908,077
• Termination in Connection With a Change of Control	1,500,000	33,872	991,141	-	2,525,013

Notes to Table of Potential Payments Upon Termination of Employment (As Per Employment Agreements)

(1) Marc D. Schnitzer

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (Present Value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up
Upon death	• 12 months of his then-current salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Nothing	• Any unvested restricted shares or options shall fully and immediately vest	• No
Upon disability	• 12 months of then-current salary • 100% of the amount of his most recently declared and paid discretionary bonus	• 12 months or, at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted shares or options shall fully and immediately vest	• No
With cause or without good reason	• Nothing	• Nothing	• Nothing	• No
Without cause or for good reason	• 12 months of his then-current salary • 100% of the amount of his most recently declared and paid discretionary bonus	• 12 months or, at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted shares or options shall fully and immediately vest	• No
In connection with a change in control	• 24 months of his then-current salary • 200% of the amount of his most recently declared and discretionary bonus	• 24 months or, at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted shares or options shall fully and immediately vest	• Yes

(2) Robert L. Levy

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (Present Value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up
Upon death	• 12 months of his then-current salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Nothing	• Any unvested restricted shares or options shall fully and immediately vest	• No
Upon disability	• 12 months of his then-current salary • 100% of the amount of his most recently declared and paid discretionary bonus	• 12 months or, at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted shares or options shall fully and immediately vest	• No
With cause or without good reason	• Nothing	• Nothing	• Nothing	• No
Without cause or for good reason	• 12 months of his then-current salary • 100% of the amount of his most recently declared and paid discretionary bonus	• 12 months or, at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted shares or options shall fully and immediately vest	• No
In connection with a change in control	• 24 months of his then-current salary • 150% of the amount of his most recently declared and discretionary bonus	• 24 months or, at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted shares or options shall fully and immediately vest	• No

(3) Leonard W. Cotton

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (Present Value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up
Upon death	• One year’s salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Payment of COBRA premiums for the lesser of one year or until dependents are ineligible for such benefits.	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No
Upon disability	• One year’s Salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Payment of COBRA premiums for the lesser of one year or until executive is ineligible for such benefits.	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No
With cause or without good reason	• Nothing	• Nothing	• Nothing	• No
Without cause or for good reason	• One year’s salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Payment of COBRA premiums for the lesser of one year or until executive and his dependents are ineligible for such benefits.	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No
In connection with a change in control	• 24 months of his then-current salary • 150% of the amount of his most recently declared and discretionary bonus	• 24 months or, at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No

(4) James L. Duggins

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (Present Value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up
Upon death	• One year’s salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Payment of COBRA premiums for the lesser of one year or until dependents are ineligible for such benefits.	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No
Upon disability	• One year’s Salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Payment of COBRA premiums for the lesser of one year or until executive is ineligible for such benefits.	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No
With cause or without good reason	• Nothing	• Nothing	• Nothing	• No
Without cause or for good reason	• One year’s salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Payment of COBRA premiums for the lesser of one year or until executive and his dependents are ineligible for such benefits.	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No
In connection with a change in control	• 24 months of his then-current salary • 150% of the amount of his most recently declared and discretionary bonus	• 24 months or, at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No

 (5) Christopher G. Crouch

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (Present Value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up
Upon death	• One year’s salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Payment of COBRA premiums for the lesser of one year or until dependents are ineligible for such benefits.	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No
Upon disability	• One year’s salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Payment of COBRA premiums for the lesser of one year or until executive is ineligible for such benefits.	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No
With cause or without good reason	• Nothing	• Nothing	• Nothing	• No
Without cause or for good reason	• One year’s salary • 100% of the amount of his most recently declared and paid discretionary bonus	• Payment of COBRA premiums for the lesser of one year or until executive and his dependents are ineligible for such benefits.	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No
In connection with a change in control	• 24 months of his then-current salary • 150% of the amount of his most recently declared and discretionary bonus	• 24 months or, at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted shares, options and promote shares in co-investments shall fully and immediately vest.	• No

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	accrued but unpaid base salary;

•	unreimbursed expenses that are eligible for reimbursement under Company policy;

•	any accrued but unpaid annual bonus;

•	any unpaid transportation allowance for the year in question (Mr. Schnitzer only) or any accrued automobile allowance (Mr. Levy only);

•	any rights to which the executive is entitled under employee benefit or similar plans; and

•	unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, each of the named executive officers is entitled to receive a payment equal to one year’s annual base salary plus 100% of his most recently paid annual bonus. In addition, the employment agreements of each of Messrs. Schnitzer and Levy provide that the Company will continue his medical, dental, disability and life insurance for twelve months following his disability or, at the Company’s discretion, make a payment in lieu of continuing such benefits.

Payments Made Upon Termination without Cause or for Good Reason

The named executive officers will receive severance payments if they are terminated by us without cause or by them for “good reason”.  Each of the named executive officers will receipt a payment equal to one year’s annual base salary plus 100% of his most recently paid annual bonus upon such termination.  In addition, the Company will pay COBRA payments for the named executive officers for the lesser of one year or until they are ineligible for COBRA benefits.  In addition, the employment agreements of each of the named executive officers provide that the Company will continue his medical, dental, disability and life insurance for twelve months following his disability or, at the Company’s discretion, make a payment in lieu of continuing such benefits.

Payments Made Upon a Change of Control

The named executive officers’ employment agreements provide for severance payments if an executive’s employment is terminated in connection with a change of control (other than termination by the Company for cause or by reason of death or disability).  Each of the named executive officers will receive a payment equal to two years’ annual base salary plus 150% (in the case of Mr. Schnitzer, 200%) of his most recently paid annual bonus upon a termination that occurs three months prior to (in the case of Mr. Schnitzer, sixth months prior to, and in the case of Mr. Levy, “in anticipation of”) or one year after a change of control.  In addition, the employment agreements of each of the named executive officers provide that the Company will continue his medical, dental, disability and life insurance for twenty-four months following termination in connection with a change of control or, at the Company’s discretion, make a payment in lieu of continuing such benefits.

Generally, pursuant to the agreements, a change of control is deemed to occur:

(i)	if any person acquires 50% or more of the Company’s voting securities (other than securities acquired directly from the Company or its affiliates);

(ii)	if a majority of the trustees as of the date of the agreement are replaced other than in specific circumstances;

(iii)	upon the consummation of a merger of the Company in which shareholders of the Company prior to such merger own less than 50% of the Company’s voting power immediately after such transaction; or

(iv)
upon the liquidation or sale of substantially all of the Company’s assets; provided that no change of control will be deemed to occur with respect to any of the above-referenced events if after such event the executive continues to be an employee of a company that is affiliated with the Company and continues to have duties and functions and compensation consistent with such executive’s employment agreement (unless such executive terminates his employment without good reason).

Equity Awards

The employment agreements of the named executive officers provide for the immediate vesting of restricted Common Shares  and share options issued under the Incentive Share Plans and any promote shares under a co-investment program following termination in specified circumstances.  Such awards granted to the named executive officers will fully vest upon death, disability or termination without cause or for “good reason”  (as defined in the employment agreements).  Under the 2007 Outperformance Program and the Incentive Programs A and B, a participant may receive awards of unrestricted Common Shares in satisfaction of the participant’s rights under the 2007 Outperformance Plan in the event of a change of control or upon termination of employment without cause, by the participant for good reason, or by reason of the participant’s retirement, death or disability.

Employment Agreements of the Named Executive Officers

Marc D. Schnitzer

On February 1, 2007, Centerline Advisors entered into an employment agreement with Mr. Schnitzer pursuant to which he will continue to serve as, and have the title of, Chief Executive Officer and President of the Company and will have the title of Executive Managing Director of Centerline Advisors.  Mr. Schnitzer will also continue to serve as Chairman of the board of trustees of AMAC. During his employment, Mr. Schnitzer will report to the Board for the term of three years until December 31, 2009 (the “Initial Period”). At the end of three years, the term will automatically extend annually for one year (the “Additional Period”) unless the Company delivers a notice of termination at least sixty days prior to the end of the employment period.

Pursuant to his employment agreement, Mr. Schnitzer will receive an annual base salary of $625,000 during the first year of the Initial Period, $675,000 during the second year of the Initial Period, and $725,000 during the third year of the Initial Period per year, subject to increases in the sole and absolute discretion of the compensation committee.   Mr. Schnitzer’s salary for any Additional Periods will be subject to negotiation between the parties but in no event will the salary for any Additional Period be less than the salary for the final year of the Initial Period. Mr. Schnitzer will also be eligible for an annual bonus subject to the compensation committee’s discretion. The discretionary bonus target will be 200–400% of Mr. Schnitzer’s base salary, with any portion below 200% paid out in cash and any portion above 200% paid out 50% in cash and 50% in restricted Common Shares, which will vest ratably over three years in three equal cumulative installments of one-third on each of the three anniversaries of the grant date.  In addition, his employment agreement provides that Mr. Schnitzer is entitled to receive, among other benefits, an automobile allowance of $25,000 per year, a term life insurance policy in the amount of not less than $3,000,000 (as to which Mr. Schnitzer or his designee will be the owner) and supplemental, long term disability insurance which will provide Mr. Schnitzer with full disability benefits to age 65 of $15,000 per month after an exclusion period of 90 days.  In addition, Mr. Schnitzer will receive directors’ and officers’ insurance coverage for six years after the termination of his employment and reimbursement for tax preparation expenses.

Pursuant to the employment agreement, Mr. Schnitzer was granted an award of approximately $3,000,000 worth of restricted Common Shares, which will vest over three years in three equal cumulative installments of 1/3 on each of the first three anniversaries of the grant date. In the case of a “Change of Control”, termination without “Cause” or if Mr. Schnitzer leaves for “Good Reason”, as defined in the employment agreement, any unvested restricted Common Shares awarded or other unvested equity or options will become fully vested.  If Mr. Schnitzer is terminated without Cause or he leaves for Good Reason, he will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve (12) months. If Mr. Schnitzer is terminated within six (6) months prior to, or within one year after, a Change of Control, he will be entitled to two year’s base salary plus 200% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four (24) months. Upon death or “Disability,” as defined in his agreement, Mr. Schnitzer will be entitled to receive the same severance as if he were terminated without Cause. A delivery of a mutual release by Mr. Schnitzer and Centerline Advisors is a condition for payment of severance if he is terminated without Cause or pursuant to a Change of Control. If Mr. Schnitzer is terminated for Cause or resigns without Good Reason, he will not receive severance payments and his unvested securities will be forfeited.

The employment agreement also contains provisions for the protection of the Company and its affiliates relating to non-competition, protection of confidential information and non-solicitation of employees. These provisions will extend for up to twelve months following termination of his employment in certain circumstances.

If any amount or benefit paid with respect to Mr. Schnitzer as a result of any change in ownership of the Company covered by Internal Revenue Code Section 280G(b)(2) (collectively, the “Covered Payments”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and any comparable excise tax imposed under state, local or foreign law, and/or any interest or penalties with respect to any such excise tax (such excise tax is hereinafter referred to as the “Excise Tax”), the Company will pay to Mr. Schnitzer an additional payment (the “Tax Reimbursement Payment”) in an amount such that after payment by Mr. Schnitzer of all taxes (including, without limitation, income taxes and any Excise Tax) imposed upon the Tax Reimbursement Payment, Mr.

Schnitzer retains an amount of the Tax Reimbursement Payment equal to the Excise Tax imposed upon the Covered Payments.

Upon request of the Company, Mr. Schnitzer has acquired and hereafter will acquire and hold interests in various entities on terms reasonably acceptable to the Company and Mr. Schnitzer. Prior to transferring any such interest, Mr. Schnitzer will afford the Company the right to acquire such interests, and the Company will, within 30 days of written notice from Mr. Schnitzer, inform Mr. Schnitzer whether the Company or its designee will acquire such interests (in which case such interests will be acquired within 30 days thereafter). The amount payable by the Company or its designee for any such interest will be the fair market value as determined in accordance with the employment agreement. The employment agreement provides that Mr. Schnitzer will be entitled to a tax gross-up payment from the Company to cover any tax liability he may incur as a result of the acquisition, ownership, or disposition of such interests.

Robert L. Levy

On November 28, 2006, Centerline Advisors entered into an employment agreement with Mr. Levy pursuant to which Mr. Levy will serve as Chief Financial Officer of the Company for a term of five years. At the end of five years, the term will automatically extend annually for one year unless the Company delivers a notice of termination at least sixty days prior to the end of the employment period.

Pursuant to his employment agreement, Mr. Levy will receive a base salary of $325,000 per year, subject to increases in the sole and absolute discretion of the Chief Executive Officer. Mr. Levy will also be eligible for an annual bonus subject to the Chief Executive Officer’s discretion. The discretionary bonus target will be 300% of his base salary, with any portion below 200% paid out in cash and any portion above 200% paid out 50% in cash and 50% in restricted Common Shares, which will vest over three years in three equal cumulative installments of 1/3 on each of the three anniversaries of the grant date. In addition, Mr. Levy’s employment agreement provides that he is entitled to receive, among other benefits, an automobile allowance of $1,500 per month, a term life insurance policy in the amount of not less than $500,000, directors’ and officers’ insurance coverage for six years after the termination of his employment and reimbursement for tax preparation expenses.  On July 25, 2007, Mr. Levy’s employment agreement was amended to add supplemental, long term disability insurance coverage which will provide him with full disability benefits to age 65 of $15,000 per month after an exclusion period of 90 days.

Pursuant to his employment agreement, Mr. Levy was granted an award of approximately $1,250,000 worth of restricted Common Shares, which will vest over five years in five equal cumulative installments of 20% on each of the five anniversaries of the grant date. In the case of a “Change of Control”, termination without “Cause” or if Mr. Levy leaves for “Good Reason”, as defined in his employment agreement, any unvested options and Common Shares will become fully vested. Furthermore, if Mr. Levy is terminated without Cause or he leaves for Good Reason, Mr. Levy will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve months. If Mr. Levy is terminated in anticipation of, or within one year after, a Change of Control, Mr. Levy will be entitled to two years’ base salary plus 150% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four months. Upon death or “Disability,” as defined in his employment agreement, Mr. Levy will be entitled to receive the same severance as if he were terminated without Cause. A delivery of a mutual release by Mr. Levy and the Company is a condition for payment of severance if he is terminated without Cause or pursuant to a Change of Control. If Mr. Levy is terminated for Cause or resigns without Good Reason, he will not receive severance payments and his unvested securities will be forfeited.

Mr. Levy’s employment agreement also contains provisions for the protection of the Company and its affiliates relating to non-competition, protection of confidential information and non-solicitation of employees. These provisions will extend for up to one year following termination of this employment in certain circumstances.

Leonard W. Cotton

In August 2007, CCG entered into an employment agreement with Mr. Cotton pursuant to which Mr. Cotton will serve as the Vice Chairman of the Board of the Company.

Pursuant to his employment agreement, Mr. Cotton will receive an annual base salary of $500,000.  In addition, Mr. Cotton will be eligible to participate in long-term deferred compensation programs established by the Company and may be offered an opportunity to coinvest with the Company or its subsidiaries in funds sponsored by the Company.  In addition, Mr. Cotton’s employment agreement provides that he is entitled to receive an automobile allowance of $1,500 per month, a term life insurance policy in the amount of $3,000,000, supplemental long-term disability insurance in the amount of $15,000 per month, and reimbursement of expenses incurred by him in connection with the performance of his duties.

If Mr. Cotton is terminated without Cause or he leaves for Good Reason, he will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve months. If Mr. Cotton is terminated in anticipation of, or within one year after, a Change of Control, Mr. Cotton will be entitled to two years’ base salary plus 150% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four (24) months. Upon death or “Disability,” as defined in his employment agreement, Mr. Cotton will be entitled to receive the same severance as if he were terminated without Cause. A delivery of a mutual release by Mr. Cotton and the Company is a condition for payment of severance if he is terminated without Cause or pursuant to a Change of Control. If Mr. Cotton is terminated for Cause or resigns without Good Reason, he will not receive severance payments and his unvested securities will be forfeited.  In the case of a termination due to death or Disability or without “Cause” or if Mr. Cotton leaves for “Good Reason”, as defined in his employment agreement, any unvested options, Common Shares and promote shares under a co-investment will become fully vested.

Mr. Cotton’s employment agreement contains provisions relating to non-competition, protection of the Company’s confidential information and intellectual property, and non solicitation of employees, which provisions extend for up to one year following termination in certain circumstances.

James L. Duggins

In August 2007, CCG entered into an employment agreement with Mr. Duggins pursuant to which Mr. Duggins will serve as an Executive Managing Director of CCG and the Group Head of the Commercial Real Estate Group.

Pursuant to his employment agreement, Mr. Duggins will receive an annual base salary of $400,000.  In addition, Mr. Duggins will be eligible to participate in long-term deferred compensation programs established by the Company and may be offered an opportunity to coinvest with the Company or its subsidiaries in funds sponsored by the Company.  In addition, Mr. Duggins’s employment agreement provides that he is entitled to receive an automobile allowance of $1,500 per month, a term life insurance policy in the amount of $3,000,000, supplemental long-term disability insurance in the amount of $15,000 per month, and reimbursement of expenses incurred by him in connection with the performance of his duties.

If Mr. Duggins is terminated without Cause or he leaves for Good Reason, he will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve months. If Mr. Duggins is terminated in anticipation of, or within one year after, a Change of Control, Mr. Duggins will be entitled to two years’ base salary plus 150% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four months. Upon death or “Disability,” as defined in his employment agreement, Mr. Duggins will be entitled to receive the same severance as if he were terminated without Cause. A delivery of a mutual release by Mr. Duggins and the Company is a condition for payment of severance if he is terminated without Cause or pursuant to a Change of Control. If Mr. Duggins is terminated for Cause or resigns without Good Reason, he will not receive severance payments and his unvested securities will be forfeited.  In the case of a termination due to death or Disability or without “Cause” or if Mr. Duggins leaves for “Good Reason”, as defined in his employment agreement, any unvested options, Common Shares and promote shares under a co-investment will become fully vested.

Mr. Duggins’ employment agreement contains provisions relating to non-competition, protection of the Company’s confidential information and intellectual property, and non solicitation of employees, which provisions extend for up to one year following termination in certain circumstances.

Christopher G. Crouch

In August 2007, CCG entered into an employment agreement with Mr. Crouch pursuant to which Mr. Crouch will serve as a Senior Managing Director of CCG.

Pursuant to his employment agreement, Mr. Crouch will receive an annual base salary of $300,000.  In addition, Mr. Crouch will be eligible to participate in long-term deferred compensation programs established by the Company and may be offered an opportunity to coinvest with the Company or its subsidiaries in funds sponsored by the Company.  In addition, Mr. Crouch’s employment agreement provides that he is entitled to receive supplemental long-term disability insurance in the amount of $15,000 per month, and reimbursement of expenses incurred by him in connection with the performance of his duties.

If Mr. Crouch is terminated without Cause or he leaves for Good Reason, he will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve months. If Mr. Crouch is terminated in anticipation of, or within one year after, a Change of Control, Mr. Crouch will be entitled to two years’ base salary plus 150% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four months. Upon death or “Disability,” as defined in his employment agreement, Mr. Crouch will be entitled to receive the same severance as if he were terminated without Cause. A delivery of a mutual release by Mr. Crouch and the Company is a condition for payment of severance if he is terminated without Cause or pursuant to a Change of Control. If Mr. Crouch is terminated for Cause or resigns without Good Reason, he will not receive severance payments and his unvested securities will be forfeited.  In the case of a termination due to death or Disability or without “Cause” or if Mr. Crouch leaves for “Good Reason”, as defined in his employment agreement, any unvested options, Common Shares and promote shares under a co-investment will become fully vested.

Mr. Crouch’s employment agreement contains provisions relating to non-competition, protection of the Company’s confidential information and intellectual property, and non solicitation of employees, which provisions extend for up to one year following termination in certain circumstances.

Announced Reductions to Base Salaries of Named Executive Officers

Further, the Company has determined that it will negotiate amendments to the employment agreements of the named executive officers and other executive officers reducing their base salaries by 10% effective April 21, 2008 for the remainder of 2008 as part of an overall compensation expense reduction plan whose goal is to lower Company compensation expense in 2008 as compared to 2007.

TRUSTEE COMPENSATION

The Company uses a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting trustee compensation, the Company considers the significant amount of time that trustees expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

Compensation Paid to Board Members

During 2007, each of our independent trustees received annual compensation at the rate of $80,000. Mr. Loverd was paid an additional annual fee of $40,000 in consideration for his service as Lead Trustee of the Board. In addition, the independent trustees received annual compensation for service on committees of the Board as set forth in the chart below payable in cash and Common Shares having an aggregate value, based on the fair market value at the date of issuance, of not less than 50% of such compensation.

Committee	Chair	Member

• Audit	$25,000	$15,000
• Compensation	$20,000	$12,000
• Nominating and Governance	$15,000	$10,000
• Investment	$10,000	$7,000
• Capital Markets	$10,000	$7,000

Trustee compensation is payable in cash and Common Shares having an aggregate value, based on the fair market value at the date of issuance, of not less than 50% of such compensation.  Trustees have the option of receiving up to 100% of their compensation payable in Common Shares provided that a trustee must elect to receive any Common Share compensation above the 50% minimum in 10% increments.

Trustee Summary Compensation Table

The table below summarizes the compensation paid by the Company to trustees for the fiscal year ended December 31, 2007.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)		Shares Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter Allen	$26,750		$26,750	$--	$-	$-	$ --	$ 53,000
Robert J. Dolan (3)	$35,250	(4)	$35,250	$--	$-	$-	$ --	$ 70,500
Andrew Farkas (5)	$11,750	(4)	$11,750	$--	$-	$-	$ --	$ 23,500
Nathan Gantcher	$60,000	(4)	$60,000	$--	$-	$-	$ --	$ 120,000
Jerome Y. Halperin	$56,000		$56,000	$--	$-	$-	$ --	$ 112,000
Alan P. Hirmes	$--		$--	$--	$-	$-	$ 2,981,041 (6)	$2,981,041
Robert L. Loverd	$71,000	(7)	$71,000	$--	$-	$-	$ --	$ 142,000
Robert A. Meister	$45,000	(4)	$45,000	$--	$-	$-	$ --	$ 90,000
Janice Cook Roberts	$51,000	(4)	$51,000	$--	$-	$-	$ --	$ 102,000
Thomas W. White (8)	$--		$--	$--	$-	$-	$ 100,000	$ 100,000

_________________

(1)
Mr. Ross, the Company’s Chairman of the Board, Mr. Schnitzer and Mr. Blau are not included in this table as they are or were non-independent trustees and thus receive no compensation for their services as trustees. The compensation received by Mr. Schnitzer as an employee of the Company is shown in the Summary Compensation Table above.  The compensation received by Mr. Hirmes as an employee of the Company is included in this table as he was not a named executive officer during 2007.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) and excludes shares that were issued on January 3, 2007, for 2006 services. These share units for each trustee are included in the Security Ownership Table below.

(3)	Mr. Dolan joined the Board on February 7, 2007.
(4)	Mr. Dolan, Mr. Farkas, Mr. Gantcher, Mr. Meister and Ms. Roberts elected to receive the entire cash portion of fees due to them as additional share awards with the same value.
(5)	Mr. Farkas resigned from the Board on February 7, 2007.
(6)
Mr. Hirmes resigned from the Board on March 15, 2007.  The amount shown represents the following compensation he received as an employee in 2007:

    • Base salary of $119,940
    • Severance (including bonus for 2007) of $1,662,312
    • Stock awards of $973,297 (expense recognized in accordance with FAS 123 (R))
    • Option awards of $190,696 (expense recognized in accordance with FAS 123 (R))
    • 401(k) matching contributions of $11,250
    • Distributions with respect to non-vested share grants of $12,212
    • Payment in lieu of disability benefits of $11,334

(7)	Mr. Loverd elected to receive $14,200 of the cash portion of fees due to him as additional share awards with the same value.
(8)	Mr. White earns consulting fees pursuant to an agreement dated January 1, 2003, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENTAND RELATED SHAREHOLDERS

In each of the next two tables, the amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in the footnotes to the tables, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares.

The amounts and percentages reported in the “Number of Voting Shares” and the “Voting Ownership Percentage” columns in each of the following two tables represent Common Shares and the Special Preferred Voting Shares beneficially owned by each person.  The Special Preferred Voting Shares are entitled to vote, on a one-for-one basis, on all matters subject to a vote of the holders of our Common Shares, but the Special Preferred Voting Shares are not convertible into our Common Shares.  Each owner of Special Preferred Voting Shares also owns a like number of Special Common Units (“SCUs”) issued by Centerline Capital Company LLC, one of our affiliates. Each holder of SCUs has the right to exchange all or a portion of their SCUs for cash and to receive cash for any accrued but unpaid distributions for the quarterly period in which the exchange occurs.  We may exchange SCUs for Common Shares on a one-for-one basis.  However, a holder of SCUs is not deemed to beneficially own any Common Shares relating to their SCUs because SCUs may be exchanged for Common Shares only at our discretion.  Likewise, the numbers in the table below do not reflect 267,755 Special Common Interests (“SCIs”) outstanding as of April 14, 2008.  SCIs, like the SCUs, may be exchanged by the holder for cash, but may only be exchanged for Common Shares at our discretion, but, unlike SCUs, are not associated with a voting security.

For the purposes of the following two tables, except as noted otherwise in the footnotes to the tables, the terms below are defined as follows:

“Total Common Shares” consists of 53,812,307 shares outstanding as of April 14, 2008, consisting of (i) 51,014,497 Common Shares and (ii) 2,797,810 restricted Common Shares but excludes the following CRA Preferred Shares, which are convertible into Common Shares:
a.	998,336 outstanding Convertible CRA Shares, which are convertible into 933,567 Common Shares;
b.	5,553,734 outstanding Series A CRA Shares, of which 5,283,172 are convertible into the same number of Common Shares;
c.	2,160,000 outstanding 4.4% Convertible CRA Shares, of which 1,060,000 are convertible into 1,916,124 Common Shares;
“11% Preferred Shares” consist of the 11,216,628 shares of our 11.0% Cumulative Convertible Preferred Shares, Series A-1, outstanding as of April 14, 2008, which are convertible into 12,208,178 Common Shares.
    “Special Preferred Voting Shares” consist of 14,131,465 of our Special Preferred Voting Shares outstanding as of April 14, 2008.

The following table provides information as of April 14, 2008 with respect to the persons who beneficially own more than 5% of our outstanding Common Shares or more than 5% of the aggregate of our Common Shares and our Special Preferred Voting Shares.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares	Percent of Common Shares Beneficially Owned	Amount and Nature of Beneficial Ownership of Special Preferred Voting Shares	Number of Voting Shares	Voting Ownership Percentage(1)
Related General II, L.P.(2) 60 Columbus Circle New York, NY 10023	685	*(3)	10,194,400	10,195,085	12.7%
Related Special Assets LLC(4) 60 Columbus Circle New York, NY 10023	11,802,057	18.0%(5)	-	11,802,057	14.7%
_________________

*		Less than 1% of the outstanding Common Shares.
	(1)	Based on Total Common Shares plus (i) Special Preferred Voting Shares and (ii) 11% Preferred Shares.
	(2)	Related General II, L.P. is owned by TRCLP. Mr. Ross owns approximately 62% of TRCLP and Mr. Blau owns approximately 18% of TRCLP.
	(3)	Based on the Total Common Shares and excludes the 11% Preferred Shares.
	(4)	Related Special Assets, LLC owns 10,843,492 of the 11% Preferred Shares which are convertible into 11,802,057 Common Shares. Mr. Ross shares voting and dispositive power with respect to such shares with Jeff T. Blau and Bruce A. Beal, as the terms of Related Special Assets’ operating agreement require that its investment and voting decisions must be unanimously approved by a committee of three persons, currently consisting of Mr. Ross, Mr. Blau and Mr. Beal.
	(5)	Based on Total Common Shares plus the 11% Preferred Shares held by Related Special Assets, LLC (see (4)).

The following table provides information as of April 11, 2008 with respect to the beneficial ownership of our Common Shares and Special Preferred Voting Shares by our trustees, our named executive officers and our executive officers and trustees as a group.

Name and Title	Amount and Nature of Beneficial Ownership of Common Shares	Percent of Common Shares Beneficially Owned	Amount and Nature of Beneficial Ownership of Special Preferred Voting Shares	Number of Voting Shares	Voting Ownership Percentage
Stephen M. Ross Chairman	13,280,387 (1)	20.0%	10,194,400	23,474,787	29.1%
Marc D. Schnitzer Managing Trustee, Chief Executive Officer and President	644,141 (2)	1.2%	864,229	1,508,370	2.2%
Robert L. Levy Chief Financial Officer	136,299 (3)	*	--	136.299	*
Jeff T. Blau Managing Trustee	12,062,742 (4)	18.4%	10,234,400	22,297,142	27.8%
Leonard W. Cotton Managing Trustee	310,150 (5)	*	--	310,150	*
Thomas W. White Managing Trustee (independent trustee)	1,972	*	--	1,972	*
Robert J. Dolan Managing Trustee (independent trustee)	3,700			3,700	*
Nathan Gantcher Managing Trustee (independent trustee)	220,396 (6)	*	--	220,396	*
Jerome Y. Halperin Managing Trustee (independent trustee)	11,417	*	--	11,417	*
Robert L. Loverd Managing Trustee (independent trustee)	19,189	*	--	19,189	*
Robert A. Meister Managing Trustee (independent trustee)	45,391 (7)	*	--	45,391	*
Janice Cook Roberts** Managing Trustee (independent trustee)	15,491 (8)	*	--	15,491	*
James L. Duggins Executive Managing Director	300,150 (9)	*	--	300,150	*
Christopher G. Crouch Senior Managing Director	169,925(10)	*	--	169,925	*
All Executive Officers and Trustees of the Company as a group (18 persons)	16,209,261 (11)	24.2%(12)	11,171,765	27,381,026	33.6%(13)
__________

*	Less than 1% of the outstanding Common Shares
**	Ms. Roberts has announced her intention to retire from our Board when her term ends at our 2008 annual meeting of shareholders.

(1)
Includes (i) 877,645 Common Shares owned directly by Mr. Ross; (ii) 685 Common Shares owned by Related General II, L.P. (TRCLP owns 100% of Related General II, L.P. and Mr. Ross owns approximately 62% of TRCLP); (iii) 10,843,492 11.0% Cumulative Convertible Preferred Shares, Series A-1 (which are convertible into 11,802,057 Common Shares) owned by Related Special Assets, LLC (See footnote (4) to preceding table); and (iv) 600,000 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days).  This total does not include 10,194,400 SCUs (which SCUs are pledged as security for a line of credit) owned by Related General II, L.P.

(2)
Includes (i) 99,752 Common Shares owned directly by Mr. Schnitzer; (ii) 6,809 restricted Common Shares which vest on January 3, 2009; (iii) 94,697 restricted Common Shares of which 47,349 vest on February 1, 2009, and 47,348 vest on February 1, 2010; (iv) 26,233 restricted Common Shares of which 13,117 vest on March 1, 2009, and 13,116 vest on March 1, 2010; (v) 67,721 restricted Common Shares, which vest over a three-year period commencing March 10, 2009; and (vi) 348,829 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days).This total does not include 864,229 SCUs owned by Marc Associates, LP, of which Mr. Schnitzer owns 100%.

(3)
Includes (i) 38,540 Common Shares owned directly by Mr. Levy; (ii) 3,020 restricted Common Shares, which vest on March 1, 2009; (iii) 47,619 restricted Common Shares, of which 11,905 vest on November 28, 2008, 11,904 vest on November 28, 2009, 11,905 vest on November 28, 2010, and 11,905 vest on November 28, 2011;(iv) 8,744 restricted Common Shares, of which 4,372 vest on March 1, 2009, and 4,372 vest on March 1, 2010; and (v) 38,375 restricted Common Shares, which vest over a three-year period commencing March 1, 2008.

(4)
Includes (i) 260,000 Common Shares owned directly by Mr. Blau; (ii) 685 Common Shares owned by Related General II, L.P. and (iii) 10,843,492 11.0% Cumulative Convertible Preferred Shares, Series A-1 (which are convertible into 11,802,057 Common Shares) owned by Related Special Assets, LLC (See footnote (4) to preceding table).  This total does not include 40,000 SCUs owned directly by Mr. Blau and 10,194,400 SCUs (which SCUs are pledged as security for a line of credit) owned by Related General II, L.P.

(5)
Includes (i) 73,751 Common Shares owned directly by Mr. Cotton; (ii) 191,252 restricted Common Shares, of which 63,751 vest on August 15, 2008, 63,751 vest on August 15, 2009 and 63,750 vest on August 15, 2010; and (iii) 45,147 restricted Common Shares which vest over a three-year period commencing on March 10, 2009.  This total does not include 111,005 SCIs.

(6)
Includes (i) 170,272 Common Shares owned directly by Mr. Gantcher; (ii) 34,989 shares held by Alice Gantcher, who is Mr. Gantcher’s wife; (iii) 1,135 restricted Common Shares, which cliff-vest on June 30, 2008; (iv) 1,181 restricted Common Shares, which cliff-vest on December 31, 2008; (v) 2,241 restricted Common Shares, which cliff-vest on June 30, 2009; (vi) 1,956 restricted Common Shares, which cliff-vest on January 3, 2010; (vii) 3,108 restricted Common Shares, which cliff-vest on June 15, 2010; and (viii) 5,514 restricted Common Shares, which cliff-vest on December 18, 2010.

(7)
Includes (i) 32,295 Common Shares owned directly by Mr. Meister; (ii) 1,135 restricted Common Shares, which cliff-vest on June 30, 2008; (iii) 1,181 restricted Common Shares, which cliff-vest on December 31, 2008; (iv) 1,734 restricted Common Shares, which cliff-vest on June 30, 2009; (v) 1,514 restricted Common Shares, which cliff-vest on January 3, 2010; (vi) 2,642 restricted Common Shares, which cliff-vest on June 15, 2010; and (vii) 4,890 restricted Common Shares, which cliff-vest on December 18, 2010.

(8)
Includes (i) 2,295 Common Shares owned directly by Ms. Roberts; (ii) 1,135 restricted Common Shares, which cliff-vest on June 30, 2008; (iii) 1,181 restricted Common Shares, which cliff-vest on December 31, 2008; (iv) 1,788 restricted Common Shares, which cliff-vest on June 30, 2009; (v) 1,560 restricted Common Shares, which cliff-vest on January 3, 2010; (vi) 2,642 restricted Common Shares, which cliff-vest on June 15, 2010; and (vii) 4,890 restricted Common Shares, which cliff-vest on December 18, 2010.

(9)
Includes (i) 63,751 Common Shares owned directly by Mr. Duggins; (ii) 191,252 restricted Common Shares, of which 44,087 vest on August 15, 2008, 44,087 vest on August 15, 2009 and 44,086 vest on August 15, 2010; and (iii) 45,147 restricted Common Shares which vest over a three-year period commencing on March 10, 2009.  This total does not include 156,750 SCIs.

(10)
Includes (i) 26,346 Common Shares owned directly by Mr. Crouch; (ii) 107,461 restricted Common Shares of which 35,802 vest on August 15, 2008, 35,801 vest on August 15, 2009 and 35,802 vest on August 15, 2010; and (iii) 36,118 restricted Common Shares which vest over a three-year period commencing on March 10, 2009.

(11)
Includes (i) 685 Common Shares owned by Related General II, L.P.; (ii) 1,259,974 options exercisable for Common Shares on a one-for-one basis (which are exercisable within 60 days); (iii) 10,843,492 11% Preferred shares owned by Related Special Assets, LLC that are convertible into 11,802,057 Common Shares and (vi) 1,348,988 restricted Common Shares.

(12)
Based on the Total Common Shares plus (i) 1,259,974 Common Shares issuable upon the exercise of all options to purchase Common Shares that are exercisable within 60 days of April 11, 2008; and (ii) 10,843,492 11% Preferred Shares held by Related Special Assets, LLC that are convertible into 11,802,057 Common Shares.

(13)
Based on Total Common Shares plus (i) 1,259,974 Common Shares issuable upon the exercise of all options to purchase Common Shares which are exercisable within 60 days of April 11, 2008; (ii) 14,131,465 Special Preferred Voting Shares; and (iii) 11,216,628 11% Preferred Shares outstanding that are convertible into 12,208,178 Common Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The nominating and governance committee of our board of trustees reviews, monitors and approves any transactions by us in which a trustee or officer of us or Centerline Advisors, or Centerline Advisors, or any of its affiliates has a direct or indirect personal interest, oversees compliance with the Future Relations Agreement between us and TRCLP, which, together with its affiliates, is our only shareholder owning more than 5% of our outstanding voting shares, and reviews disputes that may arise from any of the agreements related to our acquisition of our manager. The charter of our nominating and governance committee contains the written policy requiring the committee’s review of the related person transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the trustees and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction.

During the year ended December 31, 2007 we had certain relationships with our manager and our other affiliates as detailed below, and we expect we will continue to have such or similar relationships in the future.

Management and Servicing Agreements

We and our subsidiaries operate our day-to-day activities utilizing the services and advice provided by our subsidiaries, Centerline Advisors and CCG, subject to the supervision and review of our board of trustees and our subsidiaries’ board of trustees, or directors, as applicable. Although our board or trustees and each board of trustees, or directors, of our subsidiaries has continuing exclusive authority over the respective entity’s management, affairs, and disposition of assets, our board of trustees, and the board of trustees or directors of our subsidiaries, as applicable, has delegated to Centerline Advisors and CCG the power and duty to perform some or all of the following management services pursuant to management agreements and servicing agreements:

(i)           manage the day-to-day operations of us and our subsidiaries;

(ii)           acquire, retain or sell our and our subsidiaries’ assets;

(iii)           seek out, present and recommend investment opportunities consistent with our and our subsidiaries’ investments or the dispositions thereof;

(iv)           when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of us and our subsidiaries and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages;

(v)           obtain for us and our subsidiaries such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments;

(vi)           obtain for us and our subsidiaries such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to our investment portfolio;

(vii)           evaluate, structure and negotiate prepayments or sales of our and our subsidiaries’ investments;

(viii)           monitor operations and expenses; and

(ix)           performance of the foregoing services.

The term of our management agreement with Centerline Advisors is five years, ending November 17, 2008. The term of each of our subsidiaries’ management and servicing agreements with Centerline Advisors and CCG, respectively, is five years ending November 17, 2008; provided, however, that if our management agreement with Centerline Advisors is terminated or not renewed, we may terminate each of the management agreements with such subsidiaries. The management agreements and servicing agreements may be renewed, subject to evaluation and approval by the relevant entity’s board of trustees or directors, as applicable. Each management agreement may be terminated:

(i)           with or without cause by Centerline Advisors, or

(ii)           for cause by a majority of the applicable entity’s independent trustees, in each case without penalty and each upon 60 days’ prior written notice to the non-terminating party.

Each servicing agreement may be terminated:

(i)           with or without cause by either party upon 30 days’ prior written notice to the non-terminating party, or

(ii)           upon the occurrence of a servicer default upon five days’ prior written notice to CCG.

Each management and servicing agreement provides that each entity will indemnify the manager and its affiliates under certain circumstances.

Management and Servicing Fees

Under our management agreement with Centerline Advisors, Centerline Advisors, or its designees, is entitled to receive reimbursement of all costs incurred by Centerline Advisors and its designees in performing services for us under the management agreement plus an amount equal to a market-based percentage, as jointly determined from time to time by us and Centerline Advisors.

Under the management agreements with our subsidiaries, Centerline Advisors is entitled to receive a management fee equal to 0.10% of the aggregate original amount invested from time to time in investments plus reimbursement for its reasonable, actual out-of-pocket expenses incurred in connection with its duties under the management agreements; provided, however, that the amounts paid under the management agreements will be credited against the amounts owed by us to Centerline Advisors pursuant to our management agreement with Centerline Advisors. Under our and our subsidiaries’ servicing agreements with CCG, CCG is entitled to receive a revenue bond servicing fee equal to 0.15% per annum of the outstanding principal amount of revenue bonds held by such subsidiary. CCG is also permitted to earn miscellaneous compensation which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the competitive rate for the services being performed.

Other Affiliated Transactions

Private Offering of 11% Preferred Shares to Related

On December 19, 2007, the board of trustees, including all members of the nominating and governance committee, other than Stephen M. Ross and Jeff T. Blau, approved the entry into an equity commitment letter with Related. Subsequently, in light of shareholder concerns conveyed in our December 28, 2007 investor conference call, we commenced work on a rights offering with respect to the preferred convertible shares and, to this end, on January 17, 2008 our board of trustees (other than Stephen M. Ross and Jeff T. Blau) approved the rights offering and established a rights offering committee composed of certain independent members of our board of trustees to review and approve the final terms of the rights offering and the final documents governing the private offering to Related, including the securities purchase agreement and registration rights agreement discussed below. The final terms of the rights offering and the final documents governing the private offering to Related were approved by the rights offering committee on January 25, 2008.

On January 25, 2008, we and Related entered into a securities purchase agreement for the issuance and sale in a private offering of $131,234,548 aggregate principal amount of our 11% Preferred Shares, at a purchase price of $11.70 per share.

Pursuant to the securities purchase agreement, we consummated the rights offering to holders of our eligible securities, in each case other than Related, Messrs. Ross and Blau and Related General II, L.P. or any of their affiliates.

In accordance with the securities purchase agreement and the certificate of designation for the 11% Preferred Shares, we redeemed from Related, together with its affiliates and successors in interest, 373,126 11% Preferred Shares (which is equal to the number of 11% Preferred Shares subscribed for in the rights offering) at a redemption price of $4,471,074, which is equal to 100% of the liquidation amount (i.e. $11.70), plus accrued and unpaid distributions to, but excluding, the redemption date and Related and its affiliates and successors in interest retained the balance of the 11% Preferred Shares that we did not redeem.

In addition, the securities purchase agreement provides that, so long as Related, together with its affiliates and successors in interest, collectively owns at least 50% of such convertible shares, we agreed, subject to and in accordance with the provisions of our trust agreement, Delaware law and the rules of the NYSE, acting through our board of trustees, consistent with and subject to their duties under Delaware law and our trust agreement, to take all actions necessary to cause the nomination by the board of trustees of one representative, designated by Related for election by the holders of our Common Shares and any other shares entitled to vote with our Common Shares in the election of trustees to the board; provided, that, such designee qualifies as “independent” in accordance with applicable listing standards of the NYSE and that in addition the board of trustees has affirmatively determined that such designee had no material relationship with us or our affiliates or any member of our senior management or their affiliates. In addition, the holders of a majority of the outstanding 11% Preferred Shares also have the right, upon certain defaults by us, together with holders of other securities having similar rights, to appoint two trustees to our board of trustees for so long as such default is continuing. Upon the cure of such defaults, the two additional trustees will immediately cease to be trustees and the size of our board of trustees will be reduced by two members.

The securities purchase agreement also requires that we use our commercially reasonable efforts to have the 11% Preferred Shares approved for listing on the NYSE as promptly as practical following January 25, 2008 and, if necessary, the common shares that may be issued in connection with accrued and unpaid dividends or make-whole premiums. As noted above, the rights offering was consummated in mid-April 2008.

We have agreed to indemnify Related and its affiliates, and their respective directors, officers, shareholders and other equity holders, partners, members, attorneys, accountants, agents, advisors, representatives and employees and, as applicable, their respective heirs, successors and permitted assigns for certain liabilities incurred by them in connection with breaches of our representations, warranties and covenants under the securities purchase agreement, as well as with respect to any losses to which they may become subject, arising out of or in connection with the transactions contemplated by the securities purchase agreement, or any proceedings, including, without limitation, any shareholder derivative claim or any “phantom income” to our shareholders as a result of the provisions of the securities purchase agreement. In addition, we have agreed to reimburse Related for its reasonable legal fees and disbursements incurred in connection with the negotiation and documentation of the purchase of the 11% Preferred Shares purchased under the securities purchase agreement and have agreed to bear all transfer, stamp and other similar taxes.

Registration Rights

In connection with the private offering to Related, on January 25, 2008, we and Related entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed, subject to certain exceptions, to file not later than 90 days after January 25, 2008, a shelf registration statement registering the 11% Preferred Shares sold to Related and the common shares into which the 11% Preferred Shares convert under the Securities Act, which we refer to collectively as the registrable securities. We also agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective under the Securities Act for a period expiring on the date on which all of the registrable securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement or the holders of the registrable securities are eligible to sell such registrable securities pursuant to Rule 144(k) promulgated under the Securities Act.

In addition, if we propose to file certain registration statements under the Securities Act in connection with an underwritten offering solely by selling shareholders of common shares for cash, the holders of registrable securities are entitled to notice of the proposed registration and, subject to certain exceptions, to include their registrable securities in the registration statement.

We are generally required to pay all of the expenses in connection with the registration of registrable securities, other than underwriting discounts and commissions and taxes of any kind.

Relationships with AMAC

We manage and hold an investment in AMAC, a publicly-traded REIT, for which one of our affiliates acts as the outside advisor, and two of our trustees (Marc D. Schnitzer, our chief executive officer and president, and Mr. Blau,) are also members of AMAC’s board of trustees. Robert L. Levy, our chief financial officer, performs the same role for AMAC. In the past, AMAC has engaged in lending transactions with certain affiliates of Mr. Ross. A subsidiary of ours advises AMAC, and in consideration for its services collects asset management, incentive management and expense reimbursement from AMAC pursuant to an advisory agreement. These fees, which are included in our fee income, totaled approximately $3.5 million in 2007. Effective March 2007, we entered into a new advisory agreement whereby the basis of certain of the fees we earn has changed.

In addition, in March 2007, we entered into a share purchase plan under Rule 10b5-1 under the Securities Exchange Act, whereby we may purchase up to 9.8% of the outstanding common shares of AMAC in open-market purchases based on pre-determined parameters. Through December 31, 2007, we purchased 0.6 million common shares (for $5.3 million) under this plan, or 6.9% of the outstanding common shares of beneficial interests. Furthermore, in July 2007, we purchased 0.3 million shares of 7.25% series A cumulative convertible preferred shares issued by AMAC for $7.0 million in connection with AMAC’s public offering of such shares.

In April 2007, we increased the capacity of the revolving credit facility to AMAC from $50.0 million to $80.0 million and extended the term to June 2008 with a one year optional extension. This facility, bearing interest at LIBOR plus 3.0%, is used by AMAC to purchase new investments and for general corporate purposes. In the opinion of management, the terms of this facility are consistent with similar transactions with independent third parties.

During 2007, our commercial real estate subsidiaries originated loans on behalf of AMAC of $255.1 million. Pursuant to the advisory agreement, we received mortgage banking fees from the borrowers of $1.1 million in 2007. In December 2007, we purchased four loans from AMAC for a total of $32.8 million. These loans were funded by the “As Soon As Pooled”, or ASAP, plus facility, and will be sold to Fannie Mae in 2008.

We serve as the collateral manager for AMAC’s $400.0 million CDO and service all of the loans in AMAC’s investment portfolio, performing all primary and special servicing functions. Pursuant to the servicing agreement, we receive fees from AMAC based on the dollar amount of loans we service.

During 2006, one of the funds we manage, Centerline Real Estate Special Situations Mortgage Fund LLC, or CRESS, entered into a co-investment agreement with AMAC whereby both participate in investment opportunities that are originated by our subsidiaries and meet mutual investment criteria. A portion of CRESS’ 2007 investments were made pursuant to this agreement. In addition, during March 2007, AMAC sold its economic interest in a group of properties to CRESS for $12.0 million. During December 2007, CRESS purchased investments from AMAC for $7.9 million. In January and February 2008, CRESS purchased additional investments from AMAC for $55.0 million.

Co-investment in Centerline Urban Capital

Centerline Urban Capital, or CUC, is an investment fund with the California Public Employees Retirement System as majority investor, focusing on investments in multifamily properties in major urban markets. Our membership interest includes a co-investment obligation amounting to 2.5% of capital invested.

Low Income Housing Tax Credit Property Advances

We have advanced funds to certain low income housing tax credit, or LIHTC, properties. These advances relate to the financial difficulties of three developers and our subsequent actions to protect our investments in the properties that were under development and for which we assumed the general partner interests. These advances totaled $41.6 million at December 31, 2007.

Unconsolidated Partnerships

At December 31, 2007, approximately $1,329,000 was advanced to investment funds that we sponsor but do not control.

Other Agreements with Affiliates of Related

Mr. Ross and Mr. Blau are managing trustees of our company. In addition, each of Mr. Ross and Mr. Blau are affiliates of TRCLP, which, through its affiliates, is a significant shareholder of ours.  The beneficial ownership of our voting shares by Mr. Ross and Mr. Blau is set forth in beneficial ownership table included in this proxy statement.  See “Security Ownership of Certain Beneficial Owners and Management and Related Shareholders” above.

Furthermore, on the record date for the rights offering, the Related Group owned 24,220,152 common shares and common share equivalents and controlled approximately 30.4% of our voting power. Prior to the private offering of 11% Preferred Shares, the Related Group owned 12,011,974 common shares and common share equivalents and controlled approximately 17.8% of our voting power.

At December 31, 2007, approximately $243,000 in general and administrative expenses including shared service fees paid or payable to TRCLP were outstanding. In addition, a subsidiary of TRCLP earned fees for performing property management services for various properties held in LIHTC fund partnerships we manage.

During the year ended December 31, 2007, we acquired three mortgage revenue bonds secured by properties developed by a subsidiary of TRCLP. LIHTC fund partnerships that we consolidate also provided equity financing to these properties. One of the funds we manage also acquired participation interests with AMAC in two loans secured by properties developed by TRCLP.

In connection with the 2002 refinancing of a property partly owned by Mr. Ross, we entered into an agreement which allows the revenue bond to be put to us should the owner of the underlying property default on the bond. We, in turn, entered into agreements which allow us to put the bond to the general partners of the owner who are our affiliates. This right is secured by collateral assignments of the general partners’ partnership interests in the limited partnership which owns the underlying property.

Arrangements with Executive Officers

The employment agreements of Marc D. Schnitzer, our chief executive officer and president and a managing trustee, and Alan Hirmes, a former managing trustee of us, required them to acquire and hold the equity interests in certain entities with respect to which we will serve and may in the future serve as the non-equity manager and be entitled to receive substantially all of the economic benefits related to such entities along with a small portion of the economic benefits being held by such executives. Upon his retirement Mr. Hirmes sold his interests to other executives and trustees, including Leonard W. Cotton, the vice chairman of our board of trustees.

Certain employees, including the named executive officers, participate in a pool of profits, or promotes, earned by Centerline REIT, Inc., which we refer to, together with its parent Centerline Investors I, LLC and its subsidiaries, Centerline REIT, and certain of its subsidiaries that sponsor and manage funds that invest in high yield real estate investments. During 2007 each of Mr. Cotton and Mr. Duggins received $631,372 from such participation.

Other

Substantially all fund origination revenues in the affordable housing segment are received from LIHTC fund partnerships we have originated and manage, many of which comprise the partnerships that we consolidate. While our affiliates hold equity interests in the investment funds’ general partner and/or managing member/advisor, we have no direct investments in these entities and we do not guarantee their obligations. We have agreements with these entities to provide ongoing services on behalf of the general partners and/or managing members/advisors and we receive all fee income to which these entities are entitled.

ACCOUNTING AND AUDIT INFORMATION

Audit Committee Report

The audit committee of our Board has issued the following report with respect to our audited financial statements for the year ended December 31, 2007:

•	The audit committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements;

•
The audit committee has reviewed and discussed with our management our 2007 audited financial statements.  The audit committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2007;

•
The audit committee has discussed with Deloitte & Touche LLP (our independent registered public accounting firm) the matters required to be discussed by Statements on Auditing Standards No. 61 as amended by Statements on Auditing Standards No. 90;

•
The audit committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (which relates to the registered public accounting firm’s independence from our Company and its related entities) and has discussed with the registered public accounting firm their independence from us. The audit committee has concluded that the independent registered public accounting firm is independent of our Company and its subsidiaries; and

•
The audit committee has discussed significant accounting policies applied by our Company in our financial statements. The audit committee met separately with the independent registered public accounting firm, with and without management, to discuss the results of their examination and their observations and recommendations.

Based on the review and discussions referred to in the four items above, the audit committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the audit committee of our Board:

Jerome Y. Halperin — Chairman
Robert J. Dolan
Janice Roberts

Independent Registered Public Accounting Firm

Deloitte & Touche LLP has been and is presently our independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and to be available to respond to appropriate questions from holders of our Common Shares, Special Preferred Voting Shares and 11% Preferred Shares. In addition, such representatives will have the opportunity to make a statement if they desire to do so.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of our financial statements for the years ended December 31, 2007 and December 31, 2006, and fees for other services rendered by Deloitte during those periods.

	2007	2006
Audit Fees (a)	$4,769.183	$3,797,801
Audit-Related Fees (b)	—	217,194
Tax Fees (c)	—	—
All Other Fees (d)	1,399,593	75,000
Total	$6,168,776	$4,089,995
_________________

(a)
Fees for audit services billed for 2007 and 2006 consisted of the audit of our annual financial statements and internal controls, reviews of our quarterly financial statements, comfort letters, consents and other services related to SEC matters.

(b)	Fees for audit-related services in 2006 consisted of due diligence services associated with the acquisition of Centerline REIT.
(c)	Deloitte did not provide tax compliance services in 2007 or 2006.
(d)
Other fees principally represent advisory fees related to our financial reengineering initiatives and also include $15,000 related to agreed upon procedures associated with the operations of Centerline Financial, LLC, a subsidiary in our Credit Risk Products Group.  Fees in 2006 are entirely related to agreed upon procedures associated with the operations of Centerline Financial LLC.

All audit-related services, tax services and other services were pre-approved by the audit committee, which concluded that the provision of those services by Deloitte was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions.

Policy on Pre-Approval of Independent Registered Public Accounting Firm Services

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  The audit committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the audit committee is requested.  The audit committee reviews these requests and advises management if the audit committee approves the engagement of the independent registered public accounting firm.  The audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the audit committee at its next regularly scheduled meeting.

EXPENSES OF SOLICITATION

We will bear the costs of soliciting proxies for the annual meeting. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares, Special Preferred Voting Shares or 11% Preferred Shares held of record by such person, and we will reimburse them for their reasonable forwarding expenses.  In addition to the use of the mail, proxies may be solicited by our trustees and officers or officers and employees of Centerline Advisors by personal interview or telephone.

Additionally, we have retained The Altman Group, a proxy solicitation firm, to assist in the solicitation of proxies.  We anticipate that the cost of this proxy solicitation firm in the aggregate will not exceed $15,000, plus expenses.  The telephone number of The Altman Group is (201) 806-7300.  Other than as set forth above, neither we nor any other person acting on our behalf has retained any other person to make solicitations or recommendations to shareholders with respect to the approval of the acquisition transaction or any other proposal submitted to the shareholders for consideration at the annual meeting.

VOTING PROCEDURES
General

Computershare Trust Company, N.A. (the “Inspector”) has been appointed the inspector of elections.  The Inspector will count all votes cast, in person or by submission of a properly executed proxy, received at or prior to the annual meeting.

Abstentions and “broker non-votes” (nominees holding Common Shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the annual meeting.  Abstentions and broker non-votes are not treated as votes cast in the election of trustees or Proposal #2 (Ratification of the Appointment of Independent Registered Public Accounting Firm) and thus are not the equivalent of votes against a nominee or against such ratification.

Voting

You may vote by completing, signing and mailing the enclosed proxy card in the enclosed return envelope.  In the alternative, you may also submit a proxy by telephone or on the Internet by following the instructions on the enclosed proxy card.  To submit a proxy on the Internet, log on to the Internet and go to http://www.investorvote.com, and follow the directions outlined on the secure website.  To submit a proxy by telephone, call toll-free 1-800-652-VOTE (1-800-652-8683), and follow the instructions provided by the recorded message.  Even if you plan to attend the annual meeting in person, we urge you to return your proxy card or submit a proxy by telephone or the Internet to assure the representation of your shares at the annual meeting.

Record Date

Only holders of our Common Shares, Special Preferred Voting Shares and 11% Preferred Shares of record at the close of business on April 14, 2008 are entitled to receive notice of, and to vote at, the annual meeting, or any postponements or adjournments thereof.  As of April 14, 2008, there were approximately 51,014,497 Common Shares outstanding, 2,797,810 restricted Common Shares outstanding, 14,131,465 Special Preferred Voting Shares and 11,216,628 11% Preferred Shares outstanding.  Each Common Share, restricted Common Share and Special Preferred Voting Share is entitled to one vote on all matters that may come before the annual meeting.  Each 11% Preferred Share is entitled to 1.0884 votes on all matters that may come before the annual meeting.  All votes are exercisable in person or by properly executed proxy, on all matters which properly come before the annual meeting (or any postponement or adjournment thereof).

Quorum; Adjournments

For purposes of the annual meeting, the presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the annual meeting will constitute a quorum.  If a quorum is not obtained, the annual meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the annual meeting, except for any proxies which have theretofore effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same day for any other matter at a previous meeting.

Vote Required

The affirmative vote of a plurality of the votes actually cast by the holders of our Common Share, Special Preferred Voting Shares and 11% Preferred Shares at the annual meeting is required for the election of each of the trustee nominees. The affirmative vote of the holders of a majority of the Common Shares, Special Preferred Voting Shares and 11% Preferred Shares voting either in person or by proxy at the annual meeting is required to approve Proposal #2, the ratification of the appointment of the independent registered public accounting firm; and, if necessary, the extension of the solicitation period and the adjournment of the annual meeting.

SHAREHOLDER PROPOSALS

Under SEC rule 14a-8, shareholder proposals for consideration at our 2009 annual meeting must be received by us at our principal executive office on or before December 24, 2008, in order to be included in the proxy statement and form of proxy relating to that meeting.  In addition, our bylaws provide that for trustee nominations or any other proposal; we must receive a written notice at our principal executive office between March 16, 2009 and April 14, 2009, in order to be considered timely.

ANNUAL REPORT ON FORM 10-K

Upon written request by any shareholder entitled to vote at the meeting, we will furnish that person without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is filed with the SEC, including the financial statements and schedules thereto.  Requests should be addressed to Hilary Ginsberg at Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.

OTHER BUSINESS

Our Board does not know of any other matters to be brought before the annual meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the annual meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

It is important that your Common Shares, Special Preferred Voting Shares and/or 11% Preferred Shares be represented at the annual meeting. If you are unable to be present in person, please complete, date, sign and return the enclosed stamped, self-addressed proxy card, submit a proxy on the Internet at http://www.investorvote.com, or submit a proxy by telephone by calling toll free 1-800-652-VOTE (1-800-652-8683). Your failure to do so will increase the costs of operating our Company and decrease the return on your investment.

By Order of the Board of Trustees

Marc D. Schnitzer
Chief Executive Officer and President

April 28, 2008

centerline holding company

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on June 12, 2008.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com/chc**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Trustees recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Trustees:

	For	Withhold
01 - ROBERT L. LOVERD	☐	☐
02 - MARC D. SCHNITZER	☐	☐
03 - THOMAS W. WHITE	☐	☐

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4. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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<STOCK#> 00W7SE

Dear Shareholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of Centerline Holding Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

You can vote your shares by telephone or Internet. Follow the instructions if you wish to do so.

If you choose to vote by mail, please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and return your proxy card in the enclosed postage-paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Centerline Holding Company

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

centerline
holding company

Proxy — Centerline Holding Company

625 Madison Avenue
New York, New York 10022

The undersigned hereby appoints Marc D. Schnitzer and Robert L. Levy, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all common shares of Centerline Holding Company held of record by the undersigned on April 14, 2008, at the Annual Meeting of Shareholders to be held on June 12, 2008, and any adjournments thereof.

The undersigned, revoking any proxy heretofore given, hereby votes all the shares of beneficial interest of Centerline Holding Company (the "Company") which the undersigned is entitled to vote at this meeting as stated on the reverse side.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.